UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ABM Industries Incorporated

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2017 ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT ABM INDUSTRIES INCORPORATED

OUR PURPOSE

To take care of the people,
spaces and places that are
important to you

OUR VISION

To be the clear choice in
the industries we serve
through engaged people

OUR MISSION

To make a difference,
every person, every day

OUR VALUES

Respect
Integrity
Collaboration
Innovation
Trust
Excellence

ABM
Building Value

ABM.com

ABM Industries Incorporated

One Liberty Plaza, 7th Floor

New York, New York 10006

February 8, 2017

Dear Fellow Shareholders:

In 2016 we continued the 2020 Vision transformation process announced by our Company in September 2015.  During the past year, guided by our Board, we completed the first phase of our 2020 Vision, which entailed reorganizing how we deliver facility solutions from a service-line structure to an industry-based strategy.

I am extremely proud that during this time of transformation, our management team continued to maintain focus on our business and operations, consistently driving results that underscore the quality of our organization. We are excited about our current trajectory and the progress that we are making in the implementation of our 2020 Vision, and we remain committed to capturing greater value for our shareholders, customers and employees.

We also note that Maryellen Herringer, who has led the Board as Chairman since 2006, and Luke Helms, who has been a director for over 20 years, will be retiring from the Board after our 2017 Annual Meeting, in accordance with the Board’s retirement policy. We want to thank them for their dedication, guidance and many contributions to the Board over the years they have served ABM.

Sincerely,

Scott Salmirs President and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS
WHEN Wednesday, March 8, 2017, 10:00 a.m. Eastern Time

PROXY VOTING

Your vote is important. Even if you plan to attend the annual meeting in person, please vote as soon as possible using the internet or by telephone, or by completing, signing, dating and returning your proxy card.

WHERE ABM Industries Incorporated Worldwide Corporate Headquarters One Liberty Plaza, 7th Floor New York, New York 10006	Using the Internet and voting at the website listed on the proxy card or the e-proxy notice;
Using the toll-free phone number listed on the proxy card/voting instruction form; or
Signing, dating and mailing the proxy card in the enclosed postage paid envelope.

ITEMS OF BUSINESS

1.	Election of three directors to serve three-year terms until the 2020 Annual Meeting and until their successors are duly elected and qualified.
2.	Advisory vote to approve executive compensation.
3.	Advisory vote on frequency of advisory vote to approve executive compensation.
4.	Ratification of the selection of KPMG LLP as ABM’s independent registered public accounting firm for the current year.
5.	Transaction of such other business as may properly come before the meeting.

RECORD DATE

Shareholders of record at the close of business on January 11, 2017 are entitled to notice of, and to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

On or about February 8, 2017, we began mailing this Notice and Proxy Statement dated February 8, 2017, together with a proxy card, to shareholders. The Proxy Statement, Annual Report on Form 10-K for the fiscal year ended October 31, 2016 and the means to vote by Internet are available at www.proxyvote.com.

By Order of the Board of Directors,

Barbara L. Smithers

Vice President, Deputy General Counsel

and Assistant Corporate Secretary

Forward-Looking Statements

This Proxy Statement contains forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our current expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of future performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. Information regarding risks and uncertainties the Company faces is contained in the Company's Annual Report on Form 10-K for the year ended October 31, 2016 and in other reports the Company files from time to time with the Securities and Exchange Commission. The Company urges readers to consider these risks and uncertainties in evaluating its forward-looking statements. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein (or elsewhere) to reflect any change in the Company's expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement is made, whether as a result of new information, future events or otherwise, except as otherwise required by the federal securities laws.

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PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting. Annual Meeting of Shareholders
	Time and Date:		10:00 a.m. Eastern Time, March 8, 2017
	Place:		ABM Industries Incorporated
			One Liberty Plaza, 7th Floor
			New York, New York 10006
	Record Date:		January 11, 2017
	Voting:		You can vote if you were a holder of ABM’s
			common stock on January 11, 2017

Voting Matters
Board Proposals				Board Vote Recommendation	Page Reference (for more detail)
01	Election of Directors			FOR EACH DIRECTOR NOMINEE	4
02	Advisory vote to approve executive compensation			FOR	18
03	Advisory vote on frequency of future advisory votes to approve executive compensation			EVERY YEAR	45
04	Ratification of the selection of KPMG LLP as our independent registered public accounting firm			FOR	46
Board Nominees The following table provides summary information about each director who is nominated for election.
Name	Age	Director Since	Occupation	Independent	Committee Assignments
Anthony G. Fernandes	71	2007	Former Chairman, Chief Executive Officer and President of Philip Services Corporation	✓	Audit, Chair; Corporate Citizenship and Communications
Thomas M. Gartland	59	2015	Former President, North America of Avis Budget Group, Inc.	✓	Audit; Compensation
Winifred (Wendy) M. Webb	58	2014	Chief Executive Officer, Kestrel Corporate Advisors	✓	Audit; Governance

BUSINESS HIGHLIGHTS

2020 VISION PROGRESS

We made great strides in our 2020 Vision during fiscal year 2016. Our Company transformed from one that had been focused on the services we provide to one that is now focused on the industries we serve. Our go-to-market approach is illustrated by the five industry groups and one technical solutions group through which we provide our comprehensive services.

The solid foundation created in 2016 has paved the way for us to concentrate on the next phase of our transformation which focuses on promoting increased efficiencies and operational improvements throughout our Company, which we believe will lead to accelerated growth.

CONTINUED GROWTH DURING TIME OF TRANSFORMATION

In fiscal year 2016, we grew revenues by 5% over the prior year to approximately $5.1 billion, driven by organic revenue growth of 3% for 2016, compared to fiscal year 2015. On a GAAP basis, income from continuing operations grew 15.2% to $62.3 million, or $1.09 per diluted share, compared to income from continuing operations of $54.1 million, or $0.94 per diluted share in 2015.

Net income for 2016 was $57.2 million, or $1.01 per diluted share, compared to $76.3 million, or $1.33 per diluted share for 2015. Adjusted EBITDA for 2016 was $212.2 million, compared to $206.0 million in 2015. Adjusted income from continuing operations grew 6.7% to $99.2 million, or $1.74 per diluted share, compared to $92.9 million, or $1.62 per diluted share in 2015.1

RETURNING VALUE TO SHAREHOLDERS

In fiscal year 2016, we:

➢	returned $46.6 million to shareholders in share repurchases;

➢	paid $36.9 million to shareholders in dividends; and

➢	achieved three-year total shareholder return (TSR) in the top quartile of S&P 600 companies.

[1]

Adjusted EBITDA, adjusted income from continuing operations and adjusted income from continuing operations per diluted share are non-GAAP financial measures. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of underlying operational results and trends as well as the Company’s operational performance. Please refer to Appendix A for a reconciliation of these non-GAAP financial measures to certain GAAP financial measures.

GOVERNANCE HIGHLIGHTS

In January 2017, we added two directors to our Board for a total of 12 directors. Following the retirement of Ms. Herringer and Mr. Helms in March 2017, we will reduce the size of our Board to 10 directors. The following table reflects our Board’s current composition.

Board Structure	Board Tenure	Committees and Attendance	Corporate Governance Enhancements
• Independent Chair of the Board. • 11 of 12 directors are Independent. • 4 of 12 directors are women. • Independent directors meet in regular Executive Sessions.	• 6 of 12 directors have served on the Board three years or less. • 3 of 12 directors have served on the Board between four and ten years. • 3 of 12 directors have served more than ten years.

•    Independent Audit, Compensation, Governance, and Corporate Citizenship and Communications Committees.

•    In 2016, all directors together attended at least 97% of Board and their respective Committee meetings.

• Implemented majority voting in uncontested elections. • Director Retirement Policy requires retirement at age 73.

EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation philosophy, established by the Compensation Committee, is intended to bring our executive’s compensation in line with our strategic goals and our short-term and long-term performance while providing the compensation and incentives needed to attract, motivate and retain key executives who are crucial to ABM’s future and long-term success. In 2016 our Compensation Committee focused on strengthening the alignment of our incentive compensation with our 2020 Vision, resulting in significant changes to our long-term and annual incentive compensation programs.

To achieve our compensation objectives:

•	We align annual short-term incentive awards with annual operating, financial and strategic objectives, as well as with business unit and individual performance.
•

We align long-term incentive awards with the interests of our shareholders through a combination of performance-based and service-based equity grants that deliver value based on operating results and encourage stock ownership.

•	A meaningful portion of our incentive compensation opportunity for executives is directly related to ABM’s total shareholder return (TSR) over a three-year period compared to the S&P 600.

OUR COMPENSATION PRACTICES

We maintain leading compensation practices including:

✓ Compensation Recoupment (“Clawback Policy”)	✓ Limited Perquisites
✓ Stock Ownership Requirements	✓ No “Gross-Ups”
✓ Independent Compensation Consultant	✓ No Repricing
✓ No Hedging or Pledging

PROPOSAL 1—ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS VOTES

“FOR” THE ELECTION OF ALL OF THE NOMINEES AS DIRECTORS

Director nominees are elected by a majority of the votes cast. This means that the number of shares voted “for” a director’s election must exceed 50% of the number of votes cast for that director’s election. Votes cast includes votes “for,” votes “against” and votes to withhold authority with respect to that director’s election, but excludes any abstentions or broker non-votes. Any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation.

Art A. Garcia and Filippo Passerini were appointed as directors on January 24, 2017. Mr. Garcia was named to the class of directors whose terms expire in 2018 and Mr. Passerini was named to the class of directors whose terms expire in 2019. Maryellen C. Herringer and Luke S. Helms are retiring as directors under our Director Retirement Policy at the close of the 2017 Annual Meeting of Shareholders.

Nominees for Election as Directors for a Term Expiring in 2020

Anthony G. Fernandes	Director Since 2007	Age 71
Former Chairman, Chief Executive Officer and President of Philip Services Corporation

Mr. Fernandes served as chairman, chief executive officer and president of Philip Services Corporation from August 1999 to April 2002. Prior to joining Philip Services Corporation, Mr. Fernandes had a 30-year career with the Atlantic Richfield Company (ARCO), serving as executive vice president and director of ARCO from 1994 to 1999; president of ARCO Coal, a subsidiary of ARCO, from 1990 to 1994; and corporate controller of ARCO from 1987 to 1990. He was a member of the ARCO board of directors and chairman of ARCO Chemical Company, a NYSE company 80% owned by ARCO. Additionally, he was a director of Tower Automotive, Inc. from 2003 to 2007, a director of Black and Veatch from 1999 to 2016, and a director of Cytec Industries from 2002 to 2015. He also currently serves as a director of Baker Hughes Incorporated and Envirosystems, Inc., a privately held Canadian company.

Mr. Fernandes’ qualifications to serve on our Board include his leadership and management experience as a chief executive officer, his experience as a senior financial officer, and his experience as a director of other public companies. Mr. Fernandes brings valuable operations, compensation, public company board, leadership, financial management, mergers and acquisitions and global operations experience to the Board.

Thomas M. Gartland	Director Since 2015	Age 59
Former President, North America of Avis Budget Group, Inc.

Mr. Gartland retired in December 2014 from his role as president, North America for Avis Budget Group, Inc., a publicly traded leading global provider of vehicle rental services, a position he held from October 2011 to December 2014. Previously, he was executive vice president, sales, marketing and customer care at Avis Budget Group, Inc. from April 2008 to October 2011, where he developed the overall strategic direction for marketing and sales. Mr. Gartland was employed by JohnsonDiversey, Inc. from 1994 to 2008, in various high-level capacities, including as president of the company’s North American region from 2003 to 2008, vice president, Sales, Health and Hospitality from 2002 to 2003, vice president, Business Development from 1998 to 2002, with various positions of increasing responsibility within the company from 1994 to 1998. Prior to that, Mr. Gartland served as vice president and director of national accounts at Ecolab, Inc. from 1980 to 1994. Mr. Gartland serves on the board of directors of Xenia Hotels & Resorts, Inc., a publicly traded, self-advised and self-administered REIT that invests primarily in premium full-service, lifestyle, and urban upscale hotels.

Mr. Gartland’s qualifications to serve on our Board include his extensive experience in senior executive positions at major, multinational companies, including sales, operations, financial management, leadership, and mergers and acquisitions. He also brings public company board experience to our Board.

Winifred (Wendy) M. Webb	Director Since 2014	Age 58
Chief Executive Officer, Kestrel Corporate Advisors

Ms. Webb is chief executive officer of Kestrel Corporate Advisors, a position she has held since February 2013. From January 2010 to January 2013, she was managing director for Tennenbaum Capital Partners, LLC. Ms. Webb was a member of the corporate executive team as chief communications and investor relations officer and senior advisor for Ticketmaster Entertainment Inc. from April 2008 to January 2010. She served for 20 years with The Walt Disney Company, from 1988 to 2008, primarily as corporate senior vice president of investor relations and shareholder services responsible for overseeing Disney’s strategic financial communications worldwide and governance outreach. She was also executive director for The Walt Disney Company Foundation. Her previous roles included investment banking positions with PaineWebber Inc. and Lehman Brothers Kuhn Loeb. A member of the board of directors of publicly traded 9 Spokes International Limited from 2015, and of TiVo Inc. from 2016 until it was acquired in September 2016, of Jack in the Box Inc. from 2008 to 2014, and of nonprofit PetSmart Charities, Inc. from 2014 to 2016, Ms. Webb is an NACD Board Leadership Fellow, the highest level of credentialing for corporate directors offered by The National Association of Corporate Directors.

Ms. Webb’s qualifications to serve on our Board include her experience in senior management at global public companies and her experience in the global financial services industry. Ms. Webb brings valuable operations, public company board, finance, investor relations, communications, media and public relations, treasury, corporate governance, sales and marketing, global operations, corporate social responsibility, strategic planning, mergers and acquisitions, investment banking and capital markets experience to our Board.

Directors Whose Terms Expire in 2019

Sudhakar Kesavan	Director Since 2012	Age 62
Chairman and Chief Executive Officer, ICF International

Mr. Kesavan is chairman and chief executive officer of ICF International, a publicly traded company that is a leading provider of consulting services and technology solutions to government and commercial clients, a position held since 1999. He has also been a director of ICF International since June 1999. Previously, Mr. Kesavan served as the president of ICF Consulting Group, a subsidiary of ICF Kaiser, from 1997 to 1999. Mr. Kesavan serves on the board of the Northern Virginia Technology Council. He also serves as board member emeritus of the Rainforest Alliance, a New York-based nonprofit environmental organization, on the board of Inova Health Systems, a not-for-profit healthcare system based in Northern Virginia, and is a trustee of the Shakespeare Theater Company in Washington, DC.

Mr. Kesavan’s qualifications to serve on our Board include his leadership and operational experience gained from serving as a chief executive officer and director of another public company. Mr. Kesavan brings valuable experience leading both organic growth and acquisition activities, a thorough understanding of corporate governance, compensation expertise, operations, industry, public company board, financial, mergers and acquisitions, government and government relations, and global operations experience to our Board.

Lauralee E. Martin	Director Since 2015	Age 66
Former President and Chief Executive Officer of HCP, Inc.

Ms. Martin served as chief executive officer and president of HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016. Prior to joining HCP in October 2013, Ms. Martin was employed by Jones Lang LaSalle Incorporated, one of the world’s leading real estate services and money management firms, in various high-level capacities, including as chief executive officer, Americas beginning in January 2013. Prior to that, she was executive vice president and chief financial officer since January 2002, and was appointed to the additional position of chief operating officer in January 2005. Ms. Martin served on its board of directors from 2005 until May 2013. Ms. Martin previously held positions with Heller Financial as its chief financial officer, senior group president – Heller Financial Real Estate, Equipment Financing and Small Business Lending and served as president of its Real Estate group. Ms. Martin was also a member of the Heller Financial board of directors. Ms. Martin has served on the Board of Kaiser Aluminum Corporation since 2013, and previously served as a director of HCP, Inc. from 2008 to July 2016, of KeyCorp from 2003 through 2010, and of Gables Residential Trust from 1994 through 2005. Ms. Martin served as a trustee of the Urban Land Institute and the International Council of Shopping Centers.

Ms. Martin’s qualifications to serve on our Board include her leadership and management experience gained from her positions as a chief executive officer, chief financial officer, and chief operating officer. Ms. Martin brings valuable knowledge to our Board in all aspects of corporate financial and operational matters, including the oversight of complex financial, accounting and corporate infrastructure functions, evaluation of acquisition opportunities, and investor relations. Her service as a member of the boards of directors of two other public companies has contributed to her expertise in corporate governance matters.

Filippo Passerini	Director Since 2017	Age 59
Operating Executive, Carlyle Group

Mr. Passerini has been an operating executive in U.S. Buyouts at Carlyle Group since 2015. From January 2015 until his retirement in June, he served as Officer on Special Assignment to the President and CEO of Procter & Gamble. Prior to that, Mr. Passerini served as Procter & Gamble Company’s group president, Global Business Services (GBS) and chief information officer (CIO), positions he held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a leading multinational manufacturer of consumer goods, in 1981 and held executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America and the United States. While with the Procter & Gamble organization, he oversaw more than 170 distinct services in 70 countries and led the integration of Procter & Gamble’s IT and services groups to form GBS, one of the largest and most progressive shared services organizations in the world. Mr. Passerini has served as a director of Integer Holdings Corporation since 2015 and of United Rentals, Inc. since 2009. Since 2015, Mr. Passerini has also served as a director of Poste Italiane Spa, an Italian company that provides postal and infrastructure services. He is a member of the CIO Hall of Fame and has received numerous awards, including: the inaugural Fisher-Hopper Prize for Lifetime Achievement in CIO Leadership; Shared Service Thought Leader of the Year; and InformationWeek’s Chief of the Year.

Mr. Passerini’s qualifications to serve on our board include his significant global experience in operations, technology and general management roles. He is recognized as a thought leader in information technology and shared services, attributes he acquired through his various senior level positions with Procter & Gamble, including Chief Information Officer, for more than 33 years. Mr. Passerini brings extensive experience in operations, information technology, and shared services as well as public company board experience to our Board.

Directors Whose Terms Expire in 2018

Linda Chavez	Director Since 1997	Age 69
President, Becoming American Institute

Ms. Chavez is the president of the Becoming American Institute, a position she has held since 2014. Additionally, she is founder and chairman of the Center for Equal Opportunity, a position she has held since January 2006. Prior to her appointment as chairman, Ms. Chavez served as president of the Center for Equal Opportunity from January 1995 through December 2005. Ms. Chavez was a director of Pilgrim’s Pride Corporation from 2004 to 2008, where she served on the audit committee. Previously, she was a director of Greyhound Lines, Inc. from 1995 to 1999, when it was acquired by another company. Ms. Chavez has held numerous appointed positions, including chief executive officer of the National Commission on Migrant Education from 1988 to 1992, chief executive officer of the U.S. Commission on Civil Rights from 1983 to 1985, and White House director of public liaison in 1985. In 1992, she was elected by the United Nations Commission on Human Rights to serve a four-year term as U.S. Expert to the U.N. Sub-Commission on the Prevention of Discrimination and Protection of Minorities. She is a 2006 graduate of the UCLA Anderson Graduate School of Management Director Training and Certification Program and served on the advisory board of the Outstanding Directors Exchange in 2008 and 2009. Ms. Chavez serves on the board of Research Electro-Optics, a privately held company. Ms. Chavez also serves or has served on numerous nonprofit boards. She is an author and nationally syndicated columnist and television commentator and writes extensively about public policy issues.

Ms. Chavez’s qualifications to serve on our Board include her extensive knowledge of, and experience in, government relations and her leadership skills and corporate governance experience gained during her service as a public company director and her involvement with nonprofit organizations. Ms. Chavez brings valuable public company board experience, compensation expertise, financial experience, public policy experience, and government and government relations experience to our Board.

J. Philip Ferguson	Director Since 2009	Age 71
Former Vice-Chairman, University of Texas Investment Management Company

Mr. Ferguson has spent over 45 years in the investment management business, currently serving on the board of managers of Salient Partners, on the investment committee for Silver Ventures, on the investment board for San Manuel Band of Mission Indians, and as non-executive chair of the investment committee of Ascendant Advisors. Mr. Ferguson served until April 2012 on the board of directors of the University of Texas Investment Management Company (UTIMCO), a position he held since August 2003. He chaired the UTIMCO compensation committee and served on its risk and policy committees. Mr. Ferguson also serves on the advisory committee of the MBA Investment Fund at the McCombs School of Business at the University of Texas-Austin, a position held since March 2005, and is a member of the advisory board of Murphree Venture Partners. Mr. Ferguson held various executive positions with AIM Capital Management, Inc. (now Invesco AIM) from 2000 to 2007, serving most recently as president and chief investment officer. Previously, he held senior positions at several investment management firms, including: managing partner at Beutel, Goodman & Company; senior vice president at Lehman Brothers, Inc.; and vice president of Goldman, Sachs & Company. Mr. Ferguson also serves or has served on various investment and civic boards, including the Investment Advisor Association, the Houston Ballet, the Memorial Hermann Foundation, Museum of Fine Arts, Houston, and on the Chancellor’s Advisory Council of Texas Christian University.

Mr. Ferguson’s qualifications to serve on our Board include his extensive business and financial experience gained from working in the investment industry for over 45 years. Mr. Ferguson brings valuable operations, mergers and acquisitions, sales and marketing, government and government relations, compensation, strategic transactions, investor relations and public company board experience to our Board.

Art A. Garcia	Director Since 2017	Age 55
Executive Vice President and Chief Financial Officer, Ryder System, Inc.

Mr. Garcia is the executive vice president and chief financial officer of Ryder System, Inc., a $6.5 billion commercial fleet and supply chain management solutions company, a position held since 2010. He is a member of Ryder’s executive leadership team. Prior that, Mr. Garcia served as senior vice president, controller and chief accounting officer of Ryder from 2005 to 2010. Mr. Garcia joined Ryder in 1997 as senior manager of corporate accounting. He later served as director of corporate accounting and, subsequently, as group director of accounting services. Prior to joining Ryder, Mr. Garcia spent 14 years with the Miami office of the accounting firm Coopers & Lybrand LLP as senior manager of business assurance.

Mr. Garcia’s qualifications to serve on our Board include his extensive business, financial and management experience and his experience as a senior financial officer. Mr. Garcia brings valuable accounting, financial management and supply chain experience to our Board.

Scott Salmirs	Director Since 2015	Age 54
President and Chief Executive Officer, ABM Industries Incorporated

Mr. Salmirs is president and chief executive officer of the Company, a position held since March 2015. Previously, he served as executive vice president of the Company from September 2014 to March 2015, with global responsibility for the Company’s aviation division and all international activities. Mr. Salmirs served as executive vice president of ABM Janitorial Services – Northeast from 2003 to December 2014. Prior to joining the Company, Mr. Salmirs held various leadership positions at Goldman, Sachs & Company, Lehman Brothers, Inc., and CBRE. Mr. Salmirs also serves on the board of Outreach, a New York nonprofit organization dedicated to rehabilitating teen drug users, is a founding board member of Donate Eight, a nonprofit group associated with LiveOnNY, and also serves on the Business Advisory Council for the business program at SUNY Oneonta.

Mr. Salmirs’ qualifications to serve on our Board include his experience in the facility services industry, and his knowledge of and perspective on the Company as its president and chief executive officer. Mr. Salmirs brings valuable leadership skills and operations, financial management, industry, mergers and acquisitions, sales and marketing, and global operations experience to the Board.

Directors Who Will Retire at Close of 2017 Annual Meeting of Shareholders

Luke S. Helms	Director Since 1995	Age 73
Managing Director, Sonata Capital Group

Mr. Helms is the managing director of Sonata Capital Group, a privately owned, registered investment advisory firm, a position held since June 2000. Previously, Mr. Helms served as vice-chairman of KeyBank from April 1998 to March 2000 and held various senior executive positions at Bank of America Corporation, including vice-chairman from May 1993 to October 1998. He also served as president of Seafirst Bank from November 1987 to September 1990 and chief executive officer from September 1990 to May 1993. Mr. Helms was a director of Lifelock, Inc., a privately owned company, from 2007 to 2008, has served as a director of Manulife Financial Corporation since 2007, and has served as a director of Point Inside since 2014.

Mr. Helms’ qualifications to serve on our Board included his extensive business, operational and financial experience gained from working in the investment and banking industry, as well as his public company board experience. During his tenure on the Board, Mr. Helms brought valuable operations, corporate strategy, risk management, capital markets, financial, mergers and acquisitions, sales and marketing, global operations, and public company board experience to the Board.

Maryellen C. Herringer	Director Since 1993	Age 73
Non-Executive Chairman of the Board, ABM Industries Incorporated

Ms. Herringer is retired executive vice president, general counsel and secretary of APL Limited. She held various executive positions with APL Limited, an international provider of transportation and logistics, from 1991 to 1997 and was responsible at various times for overseeing functions including legal, risk management, corporate communications, human resources, internal audit, tax and community affairs. Prior to joining APL Limited, Ms. Herringer was a partner in the international law firm of Morrison & Foerster from 1989 to 1991. From 1981 to 1989, Ms. Herringer held various positions at Transamerica Corporation (insurance and financial services), including vice president and general counsel from 1981 to 1983 and senior vice president and general counsel from 1983 to 1989. Ms. Herringer serves as a director of PG&E Corporation and Pacific Gas and Electric Company, a subsidiary of PG&E Corporation, and is chair of such companies’ nominating and governance committees and serves on their audit and compensation committees. She served as interim lead director of PG&E Corporation and Pacific Gas and Electric Company and interim non-executive chairman of the board of Pacific Gas & Electric Company from May to September 2011. Ms. Herringer currently is a member of the board of trustees of Mills College, Vassar College, and the San Francisco Museum of Modern Art and has served on the boards of numerous educational institutions and not-for-profit organizations. She is also a former chair of the Business Law Section of the State Bar of California.

Ms. Herringer’s qualifications to serve on our Board included her leadership, business, legal, and management skills developed as an executive and a director of, and legal counsel to, other large public companies. During her tenure on the Board, Ms. Herringer brought valuable compensation, legal, corporate governance, financial, risk management, internal audit, corporate transactional, public company board, government and government relations, global operations, and mergers and acquisitions experience to our Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors is divided into three classes serving staggered three-year terms, each class to be as nearly equal in number as possible as the other two. Directors whose terms expire in 2017 are Anthony G. Fernandes, Thomas M. Gartland, Maryellen C. Herringer, and Winifred M. Webb. Ms. Herringer, who will retire at the close of the 2017 Annual Meeting of Shareholders in accordance with our Director Retirement Policy, is not seeking re-election to the Board. Luke S. Helms will also retire at the close of the 2017 Annual Meeting of Shareholders in accordance with our Director Retirement Policy. Messrs. Garcia and Passerini, who were appointed to our Board on January 24, 2017, have not yet been appointed to Board Committees as of the date of this Proxy Statement.

Summary Board Information

				Committee				Qualifications
Name and Current Position	Age	Director Since	Independent	Audit	Compensation	Governance	Corporate Citizenship and Communications	Business Leadership	Industry Experience	Public Company	Financial/Investment	Risk Oversight	Global
Maryellen C. Herringer Non-Executive Chairman of the Board	73	1993	YES		•			•		•	•	•	•
Linda Chavez President, Becoming American Institute	69	1997	YES		•	Chair	•	•		•	•	•
J. Philip Ferguson Former Vice Chairman, University of Texas Investment Management Company	71	2009	YES	•		•	Chair	•		•	•	•
Anthony G. Fernandes Former Chairman, Chief Executive Officer and President of Philip Services Corporation	71	2007	YES	Chair			•	•		•	•	•	•
Art A. Garcia Executive Vice President and Chief Financial Officer of Ryder Systems, Inc.	55	2017	YES					•			•	•	•
Thomas M. Gartland Former President, North America of Avis Budget Group, Inc.	59	2015	YES	•	•			•		•	•	•	•
Luke S. Helms Managing Partner, Sonata Capital Group	73	1995	YES		•	•		•		•	•	•	•
Sudhakar Kesavan Chairman and Chief Executive Officer, ICF International	62	2012	YES		Chair			•	•	•	•	•	•
Lauralee E. Martin Former President and Chief Executive Officer, HCP, Inc.	66	2015	YES			•	•	•	•	•	•	•	•
Filippo Passerini Operating Executive, Carlyle Group	59	2017	YES					•		•	•	•	•
Scott Salmirs President and Chief Executive Officer, ABM Industries Incorporated	54	2015	NO					•	•	•	•	•	•
Winifred M. Webb Chief Executive Officer, Kestrel Corporate Advisors	58	2014	YES	•		•		•		•	•	•	•

Corporate Governance

Our Board of Directors has adopted Corporate Governance Principles that reflect our commitment to good corporate governance and the role of governance in building long-term shareholder value. Our Corporate Governance Principles, which include our independence standards, can be found on our website at http://investor.abm.com/corporate-governance.cfm. Other information relating to our corporate governance is also available on our website at the same address, including our Bylaws, Code of Business Conduct, and the Charters of our Audit Committee, Compensation Committee, Corporate Citizenship and Communications Committee, and Governance Committee. These documents are also available in printed hard-copy format upon written request to the Corporate Secretary at the Company’s corporate headquarters.

Identifying and Evaluating Nominees for Directors

Our Board is responsible for selecting nominees for election as directors. The Board delegates the screening process to the Governance Committee with the expectation that other members of the Board will participate in this process, as appropriate. The Governance Committee periodically reviews the skills and types of experience that it believes should be represented on the board of directors in light of the Company’s current business needs and future strategy. The Governance Committee then uses this information to consider whether all of the identified skills and experience are represented on the Board. Based upon its review, the Committee may recommend to the Board that the expertise of the current members should be supplemented. The Committee takes these factors into account when looking for candidates for the Board. Candidates recommended by the Governance Committee are subject to approval by the Board. Our Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected because of retirement or otherwise. In the event that any vacancy is anticipated, or otherwise arises, the Governance Committee considers various potential candidates for director.

Our Governance Committee recommends to the Board the criteria for director candidates, and the Board establishes the criteria. The Governance Committee of the Board is also responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates and current Board members in the context of the current composition of the Board.

In analyzing director nominations and director vacancies, our Governance Committee seeks to recommend candidates for director positions who will create a collective membership on the Board with varied experience and perspectives. The Governance Committee believes that this will contribute to a Board that reflects diversity, including, but not limited to, gender, ethnicity, background and experience. We do not have a policy that requires specified types of diverse backgrounds. The Governance Committee strives to recommend candidates who demonstrate leadership and significant experience in a specific area or endeavor, understand the role of a public company director and can provide insights and practical wisdom based on their experience and expertise.

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, such as search firms and the relationships of current directors. Candidates may also come to the attention of the Governance Committee through shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year.

Our directors are expected to prepare for, attend and participate in Board meetings and meetings of the Committees of the Board on which they serve. They are also expected to meet as frequently and spend as much time as necessary to properly discharge their responsibilities and duties as directors and to arrange their schedules so that other existing and planned future commitments do not materially interfere with their service as a director. Ordinarily, directors who are full-time employees of ABM or who serve as chief executive officers or in equivalent positions at other companies may not serve on the boards of more than two other publicly traded companies. Other directors may not serve on the boards of more than four other publicly traded companies. Service on other boards and other commitments are considered by the Governance Committee and the Board when reviewing Board candidates.

Board Leadership Structure

The Company currently has separate persons serving as its Chairman and its Chief Executive Officer, in recognition of the differences between the two roles. The Chief Executive Officer has general and active management over the business and affairs of the Company, subject to the control of the Board. Our Chairman is charged with presiding over all meetings of the Board and our shareholders, as well as providing advice and counsel to the Chief Executive Officer, coordinating the preparation of agendas, keeping directors informed of matters impacting the Company, and maintaining contact with the Company’s General Counsel. The Board of Directors believes that at this time, the separation of these roles is the most appropriate and effective leadership structure for the Company and its shareholders. Maryellen Herringer has served as Chairman of the Board since 2006. The Board has named Mr. Kesavan to serve as Chairman upon Ms. Herringer’s retirement following the 2017 Annual Meeting of Shareholders.

Director Independence

Our Corporate Governance Principles provide that a majority of our directors will be independent; our Audit Committee, Compensation Committee and Governance Committee will consist solely of independent directors; and the Corporate Citizenship and Communications Committee will consist solely of non-management directors. Each year, our Governance Committee reviews the independence of each of our directors under the NYSE listing standards and considers any current or previous employment relationships as well as any transactions or relationships between our Company and our directors or any members of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review is to determine whether any relationships or transactions exist that preclude a director from being deemed independent under the NYSE listing standards or are otherwise inconsistent with a determination that the director is independent.

Our Governance Committee has affirmatively determined and recommended to our Board, and the Board has agreed, that all of our directors, other than our Chief Executive Officer, should be designated as independent.

The Board’s Role in Risk Management

Our Company is subject to a number of risks. Our Board of Directors exercises oversight over the Company’s strategic, operational and financial matters, as well as compliance and legal risks. In connection with this role, the Board oversees our Company’s Enterprise Risk Management (“ERM”) process, under which it reviews our business risk framework. The ERM process is designed to strengthen our risk management capability as well as to monitor business risks. The Board, as permitted in the Company’s Bylaws and committee charters, exercises its oversight, in part, through the Audit Committee, the Compensation Committee, the Corporate Citizenship and Communications Committee, and the Governance Committee. The Audit Committee reviews and discusses guidelines and policies with respect to risk assessment and risk management. The Compensation Committee annually reviews and assesses risks, if any, arising from the Company’s compensation policies and practices for its employees and whether any such risks are reasonably likely to have a material adverse effect on the Company. The Corporate Citizenship and Communications Committee reviews and advises with respect to risks related to strategies, policies and communications targeted to various key constituencies. The Governance Committee considers risks in relationship to succession planning. The Board’s role in risk oversight has not affected its leadership structure.

Mandatory Retirement

The Board has adopted a mandatory retirement policy for non-employee directors. Under this policy, a director who attains the age of 73 during his or her current term must resign from the Board effective upon the conclusion of the annual shareholders meeting next following his or her 73rd birthday. Ms. Herringer and Mr. Helms will each retire as a director at the close of the 2017 Annual Meeting of Shareholders.

Committees

The Board has four standing committees: Audit, Compensation, Governance, and the Corporate Citizenship and Communications Committee. Each committee is composed solely of independent directors, meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors. Annually, our Governance Committee reviews committee assignments and makes recommendations to the Board with respect to committee membership, taking into consideration directors’ qualifications and the desire to refresh committee membership. The primary responsibilities of each committee, as well as membership of each committee as of the date of this Proxy Statement, are summarized below. For more detail, see the committee charters on our website at www.abm.com.

Audit Committee

Anthony G. Fernandes, Chair J. Philip Ferguson Thomas M. Gartland Winifred M. Webb	Key Oversight Responsibilities

	•	Independent auditor, including audit/nonaudit services provided
	•	Scope and results of the independent auditor’s audit
	•	Financial reporting activities and accounting standards/principles used
	•	Internal audit functions
	•	Disclosure controls and internal controls

“In 2016, we continued to focus on risks, including those related to our insurance and safety programs.”

The Board of Directors has determined that each member of the Audit Committee is financially literate and that each qualifies as an “audit committee financial expert” under the definition promulgated by the Securities and Exchange Commission.

The Audit Committee met six times in 2016.

Compensation Committee

Sudhakar Kesavan, Chair Linda Chavez Thomas M. Gartland Luke S. Helms Maryellen C. Herringer	Key Oversight Responsibilities

	•	CEO compensation and evaluation
	•	Executive incentive compensation
	•	Equity plan and awards
	•	Review of compensation structure
	•	Executive employment agreements

“This year we focused on the continued alignment of incentive compensation with our 2020 Vision and corporate strategy.”

The Compensation Committee met six times in 2016.

Governance Committee

Linda Chavez, Chair J. Philip Ferguson Luke S. Helms Lauralee E. Martin Winifred M. Webb	Key Oversight Responsibilities

	•	Director recruitment
	•	Corporate governance
	•	Board committee structure and membership
	•	Director compensation
	•	Succession planning

“Director recruitment, succession planning and Board composition were key priorities in 2016.”

The Governance Committee met five times in 2016.

Corporate Citizenship and Communications Committee

J. Philip Ferguson, Chair Linda Chavez Anthony G. Fernandes Lauralee E. Martin	Key Oversight Responsibilities

	•	Corporate philanthropy
	•	Public affairs and government relations
	•	Crisis management planning

“Corporate philanthropic outreach, marketing and branding were principal areas of focus in 2016.”

The Corporate Citizenship and Communications Committee met four times in 2016.

Board and Committee Attendance in 2016

During 2016, the Board held 11 meetings. Together, the directors attended 97% of the combined total meetings of the full Board and the committees on which they served in 2016, and no director attended less than 88% of the combined total meetings of the full Board and the committees on which he or she served in 2016. Our Board meets in executive session during each regularly scheduled Board meeting and may meet in executive session during specially called meetings. Under our Corporate Governance Principles, directors are expected to dedicate the time, energy, and attention necessary to discharge their duties.

Our directors attend our annual meetings of shareholders, absent a conflict or other extenuating circumstance. In 2016, all of our directors, except for two directors who had business conflicts, attended the annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2016 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016

ABM compensates non-employee directors through a combination of annual cash retainers, fees relating to chairing or serving on a committee, and equity grants. The Governance Committee reviews the compensation of non-employee directors periodically and recommends changes to the Board whenever it deems appropriate. Semler Brossy Consulting Group, LLC (“Semler Brossy”), the Compensation Committee’s independent consultant, periodically provides information regarding non-employee director compensation to the Governance Committee. The following table describes the components of the non-employee director compensation program in effect during 2016.

2016 Non-Employee Director Compensation

Compensation Element	2016 Compensation Program
Annual Board Cash Retainer	$175,000 for Chairman of the Board; $70,000 for other non-employee directors
Annual Board Equity Retainer	$175,000 for Chairman of the Board; $110,000 for other non-employee directors
Board and Committee Attendance Fees	None
Annual Chair Fees	$15,000 for Audit Chair; $10,000 for Compensation Chair; $7,500 for Governance Chair; $5,000 for Corporate Citizenship and Communications Chair
Annual Committee Member Retainer* *The Chairman of the Board does not receive a separate retainer for Committee memberships.	$20,000 for Audit members; $12,500 for Compensation members; $7,500 for Governance members; $5,000 for Corporate Citizenship and Communications members

The Governance Committee may recommend to the Board that directors who invest significant time above and beyond the normal requirements of service on the Board, or a committee thereof, receive $2,000 per day for such service. The Board may also determine that it is appropriate to compensate Board members (other than the Chairman of the Board) who are not serving on a particular committee of the Board for attendance at such committee’s meetings if the Board member’s attendance has been requested by the Chair of that committee. In such cases, the Board member may receive $2,000 for each such meeting attended. The Chairman of the Board is not eligible to receive such payments. ABM also reimburses its directors for out-of-pocket expenses incurred in attending Board and Committee meetings. Equity awards to non-employee directors are granted under our shareholder-approved 2006 Equity Incentive Plan, which limits the amount of equity awards that may be granted to non-employee directors in any one calendar year.

2016 Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Name of Director	($)	($)	($)	($)
Linda Chavez	99,859	109,998	3,060	212,917
J. Philip Ferguson	105,739	109,998	4,626	220,363
Anthony G. Fernandes	110,000	109,998	1,528	221,526
Thomas M. Gartland	98,098	146,654	67	244,819
Luke S. Helms	99,684	109,998	4,626	214,308
Maryellen C. Herringer	175,000	174,981	3,098	353,079
Sudhakar Kesavan	92,500	109,998	4,626	207,124
Lauralee E. Martin	79,859	146,654	67	226,580
William W. Steele(4)	39,333	-	67,571	106,904
Winifred M. Webb	94,859	109,998	-	204,857

(1)

Amount includes retainers and Board and Committee fees as well as amounts paid in connection with the performance of services beyond the normal requirements of Board service, under our policy described above. Our chief executive officer does not receive separate compensation for Board service. Messrs. Garcia and Passerini joined our Board in January 2017 and accordingly are not included in the above table.

(2)

The value of stock awards shown in the “Stock Awards” column is based on the grant date fair value computed in accordance with FASB ASC Topic No. 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on the date of grant of the equity award. A director who becomes a Board member following the date of the last held annual meeting of shareholders receives a prorated grant of restricted stock units (“RSUs”). As Ms. Martin and Mr. Gartland were named to the Board in October 2015, each received a prorated grant of 1,293 RSUs on December 11, 2015. In addition, each non-employee director who was expected to continue on the Board after the 2016 Annual Meeting received an annual grant on January 11, 2016. For each then-current director, with the exception of Ms. Herringer, the grant for 2016 on January 11, 2016 was 4,071 RSUs, which was calculated by dividing $110,000 by $27.02. For Ms. Herringer, the grant on January 11, 2016 was 6,476 RSUs, which was calculated by dividing $175,000 by $27.02. Director RSUs vest ratably over a three-year period, except that in the case of a mandatory retirement, RSUs immediately vest upon retirement. RSUs held by each director as of October 31, 2016, were: Ms. Chavez, 11,578; Mr. Ferguson, 7,886; Mr. Fernandes, 37,566; Mr. Gartland, 4,985; Mr. Helms, 13,643; Ms. Herringer, 28,568; Mr. Kesavan, 7,886; Ms. Martin, 4,985; and Ms. Webb, 8,619. As of October 31, 2016, the aggregate number of stock options (relating to grants prior to 2006) held by each director was: Ms. Chavez, 6,000; and Mr. Helms, 12,000.

(3)

Amounts shown represent dividend equivalents paid with respect to prior Director RSU awards that were paid to non-employee directors in fiscal year 2016. Dividend equivalents are settled in Company stock when the underlying RSUs vest. Directors who defer RSUs under the Deferred Compensation Plan for Non-Employee Directors do not receive dividend equivalents on deferred RSUs until the deferral period ends. For Mr. Steele, the amount shown includes: $54,155 in dividend equivalent units paid upon the accelerated vesting of RSUs upon retirement; $5,279 of retirement gifts, including a $5,000 donation to the 9/11 Memorial in the name of William W. Steele; and $8,137 in family/spousal travel in connection with Mr. Steele’s retirement.

(4)	Mr. Steele retired on March 9, 2016.

Director Deferred Compensation Plan

Non-employee directors are eligible to participate in the ABM Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”). Plan participants may elect to defer receipt of all or any portion of their annual cash retainers and meeting fees (if any) until they cease to be members of the Board, or to specified withdrawal dates (at least three years after their election), in accordance with the terms of the Director Deferred Compensation Plan. The amounts held in each director’s account are credited with interest quarterly at a rate based on the prime interest rate published in the Wall Street Journal on the last business day coinciding with or next preceding the valuation date. In addition, this plan permits directors to defer the settlement of Director RSUs to a date later than the vesting date.

Other Arrangements

ABM has entered into indemnification agreements with its directors. Among other things, these agreements require ABM to indemnify its directors against certain liabilities that may arise in connection with their services as directors to the fullest extent provided by Delaware law. ABM permits non-employee directors who were members of the Board on or before October 31, 2012 to participate in ABM’s health benefit plans. Directors who elect to participate pay the entire direct costs of participation in such plans. This benefit is not available to directors who join the Board after October 31, 2012. No directors are currently participating in ABM’s health benefit plans.

Director Stock Ownership Policy

Our Director Stock Ownership Policy requires directors to hold common stock (including unvested or deferred restricted stock units) having a value equivalent to five times his or her annual cash retainer within five years of becoming a director. Under this policy, directors who are not at their targeted stock ownership level within the five-year period must hold at least 50% of any net shares realized until they reach their target. “Net shares realized” means unrestricted shares acquired by a director under the 2006 Equity Incentive Plan or acquired pursuant to the exercise of an option, net of any shares sold to pay the exercise price. All directors are either at or above the targeted stock ownership levels or are still within the initial five-year period.

PROPOSAL 2—ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

The Company asks that you indicate your support for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables, and related narrative contained in this Proxy Statement. Your vote is advisory and so will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal (but excluding abstentions) will be considered as an approval of the proposal. Depending on the outcome of Proposal 3, we expect the next nonbinding advisory vote to approve executive compensation will occur at our 2018 Annual Meeting of Shareholders.

One of the key principles underlying our Compensation Committee’s compensation philosophy is pay for performance. We will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term shareholders. Please refer to the section of this Proxy Statement entitled “Executive Compensation” for a detailed discussion of our executive compensation practices and philosophy.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED—that the shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2017 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and other executive compensation disclosures.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our executive compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers who are named in the summary compensation table (collectively, our “NEOs”). Our Compensation Committee (the “Committee”) oversees all aspects of our NEO compensation. Our NEOs for fiscal year 2016 are:

•	Scott Salmirs, President and Chief Executive Officer
•	D. Anthony Scaglione, Executive Vice President and Chief Financial Officer
•	James P. McClure, Executive Vice President and Chief Operating Officer
•	Sarah Hlavinka McConnell, Executive Vice President, General Counsel and Corporate Secretary
•	Thomas J. Marano, President – Aviation

On January 17, 2017, Ms. McConnell left the Company to take a position at another company.

Mr. Marano will retire from the Company on March 31, 2017.

OUR COMPENSATION PHILOSOPHY AND PRACTICES

Compensation Philosophy

Our objective is to design an executive compensation program that encourages all of our leaders to produce strong financial results and create sustainable long-term value for our shareholders. To achieve this, we:

•

use evaluation criteria that include internally measured performance (represented by our financial performance against our financial targets) and externally measured performance (represented by total shareholder return);

•	place significant weight on long-term equity compensation, thereby tying the total compensation of our executives to the achievement of shareholder value; and
•	provide a mix of short-term annual cash incentive compensation and long-term performance-based equity compensation.

Best Practices

•

Clawback Policy.  Our recoupment policy extends to cash incentive and equity compensation, and permits us to recover incentive compensation paid to executives in connection with a restatement of the Company’s financial statements or in cases where the executive’s conduct would permit the Company to terminate him or her for “cause.”

•	No Hedging or Pledging. We prohibit hedging and pledging of Company stock.
•	No Single-Trigger Change-in-Control Payments. We utilize double-trigger change-in-control provisions.
•	No Tax Gross-Ups. We do not have tax gross-ups.
•	Stock Ownership Guidelines. We have adopted stock ownership guidelines applicable to our executive officers.
•	Limited Perquisites. Our executive officers receive limited perquisites.

“Say-on-Pay” Considerations

In March 2016, our say-on-pay proposal was approved by over 94% of votes cast by our shareholders. The Committee and management remain committed to strengthening our pay-for-performance correlation, as well as the overall design of our executive compensation program. The Committee and management will continue to use the annual say-on-pay vote as a guidepost for shareholder perspective.

Role of the Compensation Committee

The Committee is responsible for the Company’s executive compensation program, including the design elements of our program and for reviewing the overall effectiveness of our executive compensation program to ensure the design achieves our objectives. The Committee:

•	approves CEO annual performance objectives and performance achievement;
•	approves our compensation market analysis process, as well as the companies used for compensation comparison purposes;
•	approves performance metrics for our annual and long-term incentive compensation programs;
•	approves non-CEO executive officer compensation, based on recommendations from the CEO; and
•	performs an annual evaluation of risk as it pertains to our Company-wide compensation plans and programs.

Based on the Committee’s assessment of the CEO’s performance achievement against his performance objectives, the Committee recommends CEO compensation to the members of our Board who are both independent and “outside directors” under Section 162(m) of the Internal Revenue Code (the “CEO Committee”). This recommendation includes base pay levels, equity awards and cash incentive compensation. All elements of CEO pay are approved by the CEO Committee.

Role of Compensation Consultants

The Committee continued to engage Semler Brossy in 2016 to serve as its independent compensation consultant. The Committee takes into consideration the advice of Semler Brossy to inform its decision-making process and has sole authority for retaining and terminating its consultant, as well as approving the terms of engagement, including fees. Semler Brossy works for the Committee and, with the approval of the Committee, also has provided services to the Governance Committee in connection with director compensation matters. Semler Brossy provides no services to the Company. The Committee has determined Semler Brossy to be independent from the Company. The Company retains Willis Towers Watson as its primary compensation consultant to advise on program design, apprise management of evolving practices and trends, and perform other consulting services as needed. The Committee also considered the independence of Willis Towers Watson under applicable rules of the New York Stock Exchange. From time to time, the Committee may also engage other consultants and advisors in connection with various compensation and benefits matters.

Use of Market Data and Our Compensation Comparator Group

The Committee uses compensation comparator group comparisons as one of its tools in connection with its assessment of our executive compensation programs and levels of compensation. Working with Semler Brossy, the Committee regularly reviews the various criteria by which it selects the Company’s Compensation Comparator Group (“CCG”). Companies in our CCG are generally selected with reference to the following criteria:

•	companies, like ABM, that provide business-to-business services, such as outsourcing, logistics management, food service, staffing, and cleaning;
•	companies in other industries that have a high ratio of employees to revenue or market capitalization; and
•	companies that generate annual revenue comparable to ABM.

The Committee’s decisions relating to NEO pay are informed by its review of the compensation practices reported in the proxy statements filed by the companies in the CCG. The Committee believes that the proxy data reviewed provides a reasonable indicator of total compensation paid by companies that recruit executives with skill sets similar to those which we seek in our executives. Compensation for our executives is typically managed within the ranges of compensation paid by companies in the CCG and the general industry community. While the Committee normally references the CCG median (50th percentile) for each compensation element, the Committee uses its judgment to determine pay levels necessary to pay for performance and attract and retain executive talent and places significant weight on individual job performance, experience, compensation history, future potential, internal comparisons, affordability, retention risk, and in the case of executives other than the CEO, the CEO’s recommendations.

2016 COMPENSATION COMPARATOR GROUP
ArcBest Corporation Aramark Corporation Brinker International, Inc. The Brink’s Company C. H. Robinson Worldwide, Inc. Cintas Corporation Convergys Corporation	Corrections Corporation of America Emcor Group, Inc. Healthcare Services Group, Inc. Insperity, Inc. Iron Mountain Inc. J.B. Hunt Transport Services, Inc. Kelly Services, Inc.	Rent-A-Center Republic Services, Inc. Robert Half International Inc. Rollins Inc. SP Plus Corporation ServiceMaster Werner Enterprises, Inc.

In October 2015, the Committee reviewed the CCG selected for fiscal year 2015 compensation comparator purposes, and added ServiceMaster and Aramark to the CCG for fiscal year 2016, as they share business attributes with ABM. Due to merger and acquisition activity during the year, URS Corporation and Con-Way Inc. have been eliminated from the Company’s 2016 CCG. For fiscal year 2017, the Committee has removed Corrections Corporation of America and Rent-A-Center, in each case due to significant changes or events impacting those companies, and added United Rentals, Inc. and TrueBlue, Inc.

Pay-for-Performance Alignment

The following graph illustrates three-year realizable compensation of our NEOs relative to NEO compensation of our CCG. Each point on the graph represents three-year realizable compensation of the NEOs in this group relative to his or her company’s three-year performance in Total Shareholder Return (“TSR”) over the 2013–2015 period. ABM’s position in this graph shows that the Company’s pay for performance is strongly aligned with that of our CCG.

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About this graph:

This graph is based on the 2016 proxy filings reflecting 2015 compensation of our Compensation Comparator Group.

TSR reflects share price appreciation, adjusted for dividends and stock splits.

Realizable compensation consists of: (1) actual base salary paid over the three-year period; (2) actual short-term incentive payouts over the three-year period; and (3) the 12/31/2015 market value of equity grants as listed below:

•	in-the-money value of stock options granted over the three-year period;
•	service-based restricted stock awards granted over the three-year period; and
•

performance-based incentives: (i) as achieved, for performance cycles that have been completed through 2015; and (ii) as granted, for performance cycles that have not yet been completed, assuming target performance.

Elements of Compensation

The material components of our executive compensation program and their purposes and characteristics are summarized below.

Pay Element	Description and Purpose		Link to Business and Strategy
Base salary – payable in cash	•	Designed to recognize individual performance, leadership skills, responsibility and time in role	•	Competitive base pay to help attract and retain strong executive talent
	•	Annual review and adjustment, if appropriate	•	Increases are not automatic or guaranteed
Annual short-term incentives – payable in cash	•	Variable compensation measured by performance against annually established financial and individual performance targets	•	Design of short-term incentives is evaluated annually for alignment with Company strategy
	•	Designed to reward annual performance related to key financial and operational measures
Long-term incentives – structured as equity awards, settled in Company stock	•	Variable compensation that consists of a mix of performance-based and time-vested equity awards	•	Designed to link incentives to long-term shareholder value
			•	Performance-based equity programs are evaluated annually for alignment with Company strategy
	•	Equity award mix and design of performance metrics reviewed annually

HOW WE COMPENSATED OUR NEOS IN 2016

2016 Base Salary

The Compensation Committee reviews total compensation, including base salaries, for executives in the first quarter of each fiscal year, and as needed, in connection with recruitment, promotions or other changes in responsibilities. Base salary amounts affect potential annual cash performance incentive payments and equity awards, since these other compensation elements are based on a percentage of base salary. The following table shows, for each NEO, such officer’s 2015 base salary and 2016 base salary.

NEO	2015 Annual Base Salary	2016 Annual Base Salary
Scott Salmirs	$760,000	$800,000
D. Anthony Scaglione	$425,000	$475,000
James P. McClure	$691,190	$711,926
Sarah H. McConnell	$482,225	$500,000
Thomas J. Marano	$497,556	$512,483

Messrs. McClure and Marano, and Ms. McConnell each received salary increases of approximately 3%, which were in line with Company guidelines for salary increases in 2016. Messrs. Salmirs and Scaglione received salary increases of approximately 5% and 12%, respectively, reflecting both market-based adjustments and considerations related to their performance in their respective roles.

2016 Annual Cash Incentive Compensation

Each year the Committee reviews Company strategy and develops an annual cash incentive program (“CIP”) that is designed to incentivize behavior that will drive financial and individual performance objectives and achievement aligned with the Company’s strategic objectives. This process generally begins in the fourth quarter of the preceding fiscal year and culminates in the first quarter when relevant objectives are established by the Committee. As part of this process, the Committee reviews market data in December of each year, which informs its decisions with respect to annual incentive opportunities.

The Committee approves financial and other objectives which are included in the CIP. It also approves the individual performance objectives for our CEO. The CEO approves the individual performance objectives of the other NEOs although the Committee has the discretion to change these individual objectives. Although the Committee bases annual cash incentive payments on the achievement of the specified performance objectives, it retains discretion in determining the actual payouts to the NEOs.

Metrics under Our CIP

In fiscal year 2016, financial metrics under our CIP were based on adjusted EBITDA margin compared to the 2016 budget and income from continuing operations compared to the 2016 budget, weighted equally to provide balanced measurement across both factors (collectively, “Financial Objectives”). In addition, for executives having direct responsibility for industry groups included within Commercial Operations, the Committee approved additional financial objectives consisting of 2016 profit from Commercial Operations compared to 2016 budget and 2016 profit margin from Commercial Operations compared to 2016 budget. Corporate results are distinguished from Commercial Operations results in that Corporate results include corporate overhead and certain items, such as litigation settlements, insurance reserves or other liabilities that are not allocated to the industry groups within Commercial Operations. All NEOs had safety objectives relating to promoting a safe working environment (“Safety Objectives”) and individual performance objectives (“Individual Objectives”).

Financial Objectives, Safety Objectives and Individual Objectives are weighted by the Committee. In developing the weighting for each NEO, the Committee considered the extent to which the NEO had responsibility for the overall performance of the Company and for the operations of an industry group. The Committee believed that it was appropriate to accord more weight to Individual Objectives in the case of executives with specific industry group responsibility given the expected correlation between their individual performance and the performance of their industry group. For this reason, Mr. Marano’s individual performance objectives were accorded a 50% weight, whereas the other NEOs’ individual objectives were weighted at 30%. The relative weights for each performance component are set forth in the following table.

2016 Annual Cash Incentive Program Weighting
	Corporate	Commercial Operations	Safety	Individual Performance
Scott Salmirs	60%	n/a	10%	30%
D. Anthony Scaglione	60%	n/a	10%	30%
James P. McClure	60%	n/a	10%	30%
Sarah H. McConnell	60%	n/a	10%	30%
Thomas J. Marano	20%	20%	10%	50%

2016 CIP Financial Results

The tables below show the incentive compensation funding related to (1) Corporate; (2) Commercial Operations; and (3) Safety.

CIP Funding – Corporate

($ in thousands)	Target	Actual	% Achievement	Incentive Compensation Funding(1)	Overall Corporate Compensation Funding
Income from Continuing Operations	$51,166	$62,336	121.8%	159.0%
Adjusted EBITDA Margin	4.11%	4.13%	100.3%	100.8%	129.9%

(1)	See the CIP Funding table below.

CIP Funding – Commercial Operations

($ in thousands)	Target	Actual	% Achievement	Incentive Compensation Funding(1)	Overall Commercial Operations Compensation Funding
Profit	$261,745	$257,994	98.6%	96.5%
Adjusted EBITDA Margin	5.02%	5.01%	100.0%	100.0%	98.3%

(1)	See the CIP Funding table below.

CIP Funding – Safety

Safety Objectives were funded at 21.3% based on a combination of year-over-year metrics relating to certain general liability claims, auto liability claims, and workers’ compensation claims and the promotion of a safe working environment throughout the Company.

CIP Funding Table

Incentive compensation funding is based on an interpolation of achievement levels as follows:

% Achievement	CIP Funding %
≥ 125	175
≥ 120	150
≥ 100	100
≥ 80	50
< 80	0

2016 CIP Payment for Scott Salmirs, President and CEO

Mr. Salmirs’ annual cash incentive compensation was based on CIP objectives relating to Corporate and Safety as well as individual performance objectives established by the Committee. As described above, Corporate Results, which comprised 60% of Mr. Salmirs’ cash incentive compensation, were funded at approximately 130%; and Safety Results, which comprised 10% of Mr. Salmirs’ cash incentive compensation, were funded at approximately 21%.

The Committee also set two threshold financial objectives for the CEO which were based on achieving 2016 pretax income from continuing operations equal to at least 80% of 2015 pretax income from continuing operations and at least 80% of 2016 budget, as shown below.

CEO ANNUAL CASH INCENTIVE – THRESHOLD CALCULATION
Prior Year Pretax Income from Continuing Operations ($ in millions)		Current Year Pretax Income from Continuing Operations (Budget) ($ in millions)		Current Year Pretax Income from Continuing Operations ($ in millions)
FY2015 ACTUAL	80% of FY2015 ACTUAL	FY2016 BUDGET	80% of FY2016 BUDGET	FY2016 ACTUAL	FY2016 ADJUSTED(1)
$72.4	$57.9	$87.2	$69.8	$51.9	$74.4

(1)

In determining whether these thresholds were met, the GAAP results were adjusted to exclude the $22.5 million impairment charge resulting from the Board’s decision in the fourth quarter of fiscal year 2016 to sell the Company’s Government Services business. The effect of the impairment charge was to reduce 2016 pretax income from continuing operations to approximately 72% of 2015 pretax income from continuing operations and to approximately 60% of budget. Absent this decision, pretax income from continuing operations would have been approximately 103% of 2015 pretax income from continuing operations and approximately 85% of budget. The Board’s decision to sell the Government Service business was an event that was not foreseen at the time these thresholds were set and, for this reason, the Committee believed it was appropriate to adjust the GAAP results.

Mr. Salmirs’ individual performance objectives, established by the Committee, included the strategic execution of the Company’s 2020 Vision (weighted 75%) and building relationships and communication (weighted 25%). Elements of the objective related to the Company’s 2020 Vision included:

•	profitable growth;
•	organizational realignment;
•	consistent excellence in account and labor management;
•	cost optimization;
•	talent development; and
•	capital allocation focus.

Elements of the objective relating to building relationships and communication included:

•	building broader and deeper relationships with the executive team and the Board; and
•	building and strengthening relationships with the investment community.

The Committee considered Mr. Salmirs’ performance against these objectives in a process that involved discussions with all Board members. After considering the perspectives of the Board, the Committee agreed that Mr. Salmirs had been instrumental in driving the Company’s 2020 Vision during 2016 and had shown exceptional leadership skills in building relationships and strengthening the effectiveness of communication throughout the company and within the investment community. Accordingly, the Committee determined that Mr. Salmirs’ individual performance objectives had been attained at approximately 137%, out of a maximum possible achievement level of 150% of target.

The following table sets forth the calculation related to the CEO’s cash incentive compensation, which resulted in an overall cash incentive payment of $969,600.

CEO ANNUAL CASH INCENTIVE COMPENSATION CALCULATION
	CORPORATE RESULTS			INDIVIDUAL	TOTAL FUNDING
	Adjusted EBITDA Margin(1) vs. Budget	Income From Continuing Operations(2) vs. Budget	SAFETY
Budget	4.11%	$51,166	n/a	n/a
Actual	4.13%	$62,336	n/a	n/a
% Achievement	100.3%	121.8%	(3)	137.0%
Funding(4)	100.8%	159.0%	21.3%	137.0%
Weighting	30.0%	30.0%	10.0%	30.0%
Weighted Funding	30.2%	47.7%	2.1%	41.1%	121.2%
(1)

Adjusted EBITDA = Earnings from Continuing Operations before interest, taxes, depreciation and amortization and excludes items impacting comparability; Adjusted EBITDA Margin = Adjusted EBITDA / Total Revenue. A reconciliation of Adjusted EBITDA to net income is set forth in Appendix A.

(2)	Income from Continuing Operations as reported in the Form 10-K for the fiscal year ended October 31, 2016.
(3)	As described above, composed of numerous metrics that resulted in a funding of 21.3%.
(4)	See the CIP Funding table above where applicable.

2016 CIP Payment for D. Anthony Scaglione, Executive Vice President and Chief Financial Officer

As described above, Corporate Results, which comprised 60% of Mr. Scaglione’s cash incentive compensation, were funded at approximately 130%, and Safety Results, which comprised 10% of Mr. Scaglione’s cash incentive compensation, were funded at approximately 21%. Mr. Scaglione’s individual performance objectives included leadership during a time of transition and change management within the organization. The Committee determined that Mr. Scaglione achieved his individual performance objectives, which comprised 30% of his cash incentive compensation, at approximately 140%, out of a maximum possible achievement level of 150% of target, noting his many significant contributions to the Company and effective leadership. Accordingly, the Committee approved an overall CIP payment of $405,883 for Mr. Scaglione.

2016 CIP Payment for James P. McClure, Executive Vice President and Chief Operating Officer

As described above, Corporate Results, which comprised 60% of Mr. McClure’s cash incentive compensation, were funded at approximately 130%; and Safety Results, which comprised 10% of Mr. McClure’s cash incentive compensation, were funded at approximately 21%. Mr. McClure’s individual performance objectives included ensuring that business operations functioned well during a time of transition and providing inspirational leadership to the organization as COO during this period. The Committee determined that Mr. McClure achieved his individual performance objectives, which comprised 30% of his cash incentive compensation, at approximately 140%, out of a maximum possible achievement level of 150% of target, noting that his leadership skills had greatly contributed to the continued success of the Company. Accordingly, the Committee approved an overall CIP payment of $651,837 for Mr. McClure.

2016 CIP Payment for Sarah Hlavinka McConnell, Executive Vice President, General Counsel and Corporate Secretary

As described above, Corporate Results, which comprised 60% of Ms. McConnell’s cash incentive compensation, were funded at approximately 130%; and Safety Results, which comprised 10% of Ms. McConnell’s cash incentive compensation, were funded at approximately 21%. Ms. McConnell’s individual performance objectives included reorganizing the legal department to align with the Company’s 2020 Vision, serving as acting CHRO during the first quarter of fiscal 2016, and providing leadership to the Company in connection with legally sensitive matters. The Committee determined that Ms. McConnell achieved her individual performance objectives, which comprised 30% of her cash incentive compensation, at approximately 120%, out of a maximum possible achievement level of 150% of target, noting that she had successfully aligned the legal department with the Company’s 2020 Vision. Accordingly, the Committee approved an overall CIP payment of $348,210 for Ms. McConnell.

2016 CIP Payment for Thomas Marano, President–Aviation

As described above, Corporate Results, which comprised 20% of Mr. Marano’s cash incentive compensation, were funded at approximately 130%; Commercial Operations Results, which comprised 20% of Mr. Marano’s cash incentive compensation, were funded at approximately 98%; and Safety Results, which comprised 10% of Mr. Marano’s cash incentive compensation, were funded at approximately 21%. Mr. Marano’s individual performance objectives included driving top- and bottom-line growth with respect to the Aviation business and developing the new Aviation industry group. The Committee determined that Mr. Marano achieved his individual performance objectives, which comprised 50% of his cash incentive compensation, at approximately 110%, out of a maximum possible achievement level of 150% of target, noting his achievements in driving growth in and developing the Aviation industry group. Accordingly, the Committee approved an overall CIP payment of $263,314 for Mr. Marano.

Equity Incentive Compensation

The Committee believes that a long-term incentive program motivates and rewards our executive officers for their contributions to our Company’s performance and serves to align long-term compensation with the performance of Company stock. Our practice is to grant long-term incentives annually in the form of equity awards that are allocated among restricted stock units (“RSUs”), which typically vest over a four-year period, and performance share units (“PSUs”), which we sometimes refer to as “performance shares” and which typically vest after three years. In connection with regular equity grants, the Committee considers market data and the mix of compensation at risk when establishing long-term incentive opportunity for each NEO. Generally the Committee approves an equity award of a specific dollar value for each recipient based on a multiple of the recipient’s base salary. The dollar value of the award is determined after taking into consideration various factors, including a market analysis prepared by the Committee’s compensation consultant and the overall mix of performance-based or “at risk” compensation. The Committee believes that a meaningful portion of equity compensation should be performance-based. The Committee may also grant one-time equity awards when circumstances indicate that such an award is appropriate.

In late 2015 and early 2016, the Committee reviewed the Company’s performance share programs in light of the Company’s 2020 Vision. At that time, there were two types of performance share programs: one based on “value creation” (“Value Creation PSP”) and one based on total shareholder return (“TSR PSP”). Achievement under the Value Creation PSP was measured by three one-year periods using a formula based on operating cash flow and adjusted EBITDA, as described below, and one three-year period in which performance was measured by compounded three-year adjusted EBITDA growth, calculated at the end of the three-year performance period. The TSR PSP measured Company TSR against the TSR of the S&P 600 over a three-year period. In 2016, the Committee replaced the Value Creation PSP with a performance share program with a simpler design covering one three-year performance period. The performance metrics applicable to executive officers under this new 2016–2018 PSP are based on organic revenue growth, EBITDA and return on invested capital (“ROIC”). The Committee believes the simpler design affords greater visibility into key drivers of success under our 2020 Vision and will better align performance with our 2020 Vision.

The following table shows equity grants to our NEOs in fiscal year 2016.

Fiscal Year 2016 Equity Awards*
NEO	Annual Performance Share Grant	Grant Date Value ($)	One-Time Performance Share Grants(1)	Grant Date Value ($)	Annual RSU Grant	Grant Date Value ($)	Annual TSR Grant	Grant Date Value ($)	Aggregate Value of Equity Awards ($)
Scott Salmirs	41,988	1,139,974	n/a	n/a	12,899	499,965	7,447	399,978	2,039,917
D. Anthony Scaglione	11,740	318,741	n/a	n/a	4,595	178,102	2,110	118,699	615,542
James P. McClure	21,003	570,231	61,855	2,109,874	5,268	204,188	3,645	195,773	3,080,066
Sarah H. McConnell	13,321	361,665	n/a	n/a	3,224	124,962	2,327	124,983	611,610
Thomas J. Marano	6,261	169,986	3,219	99,982	1,906	73,877	858	46,083	389,928

*	For additional information, please see “Grants of Plan-Based Awards During Fiscal Year 2016.”
(1)	Represents one-time grants to each of Messrs. McClure and Marano, described below.

On March 8, 2016, the Committee approved a one-time equity grant of 3,219 PSUs to Mr. Marano in recognition of his increased responsibilities relating to the Aviation industry group. These PSUs have the same terms as the 2016–2018 PSP described above.

On June 6, 2016, the Committee approved an equity grant of 61,855 PSUs to Mr. McClure. The grant was in recognition of his new responsibilities as Chief Operating Officer and his role in leading the implementation of the Company’s 2020 Vision. In connection with this grant, the Committee rescinded and canceled the retention PSUs that were granted to him in January 2015, prior to the Company’s 2020 Vision and Mr. McClure’s change in position. The June 2016 PSUs will vest on October 31, 2017 if the Company achieves pretax income from continuing operations of at least $100 million in fiscal year 2017, as adjusted in accordance with pre-specified provisions. These PSUs do not contain accelerated vesting in the event of his retirement or involuntary termination prior to the vesting date.

Amounts Earned for 2016 Performance under 2014–2016 and 2015–2017 Value Creation PSPs

The following tables summarize the results for 2016 under our 2014–2016 and 2015–2017 Value Creation PSPs. Annual targets for same fiscal years differ, reflecting Company conditions at the time the targets were set. Adjusted EBITDA reflects adjustments related to acquisitions and discontinued operations, as well as items impacting comparability. Operating cash flow is also adjusted to reflect the impact of acquisitions and discontinued operations. Categories of adjustments are approved by the Committee when the PSP is established.

2014–2016 Value Creation PSP
60%										40%
Year	Operating Cash Flow ($ millions)		Adjusted EBITDA ($ millions)		Value Creation(1) ($ millions)		Value Creation Achievement (%)	Award Funding(2) (%)	Weight	Adjusted EBITDA Growth (%)	Award Funding(2) (%)	Weight
	Plan	Results	Plan	Results	Plan	Results
2014	124.0	120.7	218.7	216.7	188.0	174.7	92.9	89.4	20%	n/a	n/a	n/a
2015	93.4	145.3	229.6	221.6	147.9	169.8	114.8	124.7	20%	n/a	n/a	n/a
2016	87.5	122.6	241.1	220.0	145.0	114.6	79.0	59.3	20%	91.2%	87%	40%
Final												89.4

(1)	Value Creation equals Operating Cash Flow plus change in current-year adjusted EBITDA over prior-year adjusted EBITDA multiplied by 5.
(2)

The award funding percentage is determined applying the percentage under the Value Creation Achievement or adjusted EBITDA Growth, as applicable, to the award funding table (as shown below under “2015–2017 Value Creation PSP”).

2015–2017 Value Creation PSP
60%										40%
Year	Operating Cash Flow ($ millions)		Adjusted EBITDA ($ millions)		Value Creation(1) ($ millions)		Value Creation Achievement (%)	Award Funding(2) (%)	Weight	Adjusted EBITDA Growth	Award Funding(2) (%)	Weight
	Plan	Results	Plan	Results	Plan	Results
2015	118.4	145.3	236.0	221.6	214.9	169.8	79.0	59.3	20%	n/a	n/a	n/a
2016	117.4	127.5	247.8	219.4	176.4	116.5	66.0	0.0	20%	n/a	n/a	n/a
2017	121.1		260.2		183.1				20%			40%
Final

(1)	Value Creation equals Operating Cash Flow plus change in current-year adjusted EBITDA over prior-year adjusted EBITDA multiplied by 5.
(2)

The award funding percentage is determined by applying the percentage under the Value Creation Achievement to the award funding table (shown below). Percentages in between the table values are calculated using straight-line interpolation.

% Achievement	Award Funding %
≥ 135	200
≥ 125	150
≥ 115	125
≥ 100	100
≥ 90	85
≥ 75	50
< 75	0

Settlement of 2014–2016 TSR PSP

Under the 2014–2016 TSR PSP, the measurement period was a three-year period commencing on November 1, 2013 and ending on October 31, 2016, with TSR being measured by reference to the S&P 600. Achievement under the 2014–2016 TSR PSP is measured by the Company’s TSR percentile rating, compared to the S&P 600, for the three-year period ending October 31, 2016. The table below shows ABM’s TSR compared to the S&P 600 for this period.

Award funding for the TSR PSP is set forth below.

TSR AWARD FUNDING TABLE
	ABM 3-Year Percentile Ranking	Award Funding
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	150%

The Company ranked in the top quartile (78th percentile) for TSR of S&P 600 companies, resulting in a payout under the 2014–2016 TSR PSP of 150%.

Other Compensation and Governance-Related Matters

Annual Compensation-Related Risk Evaluation

We annually review risks associated with our executive compensation program, as well as other broad-based employee incentive plans with respect to enterprise risk factors, with the assistance of management’s compensation consultant, Willis Towers Watson which prepares a risk analysis. The Compensation Committee and its independent compensation consultant, Semler Brossy, review this analysis. In connection with this review, the Committee noted the various ways in which risk is managed or mitigated. Practices and policies mitigating risks included the balance of corporate, business unit and individual weightings in incentive compensation plans, the mix between long-term and short-term incentives, use of stock ownership requirements, the Company’s policy prohibiting hedging, and the Company’s recoupment or “clawback” policy. Based on this review, the Compensation Committee agreed with the findings in the analysis that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines and Anti-Hedging and Pledging Policy

The Company has stock ownership guidelines for certain officers, including NEOs. Executives are expected to achieve their targets within five years of becoming subject to the stock ownership policy. Stock ownership guidelines are based on a multiple of base salary. Individuals who have not met their stock ownership level at the end of the applicable five-year period are expected to retain 50% of their after-tax net shares paid under any Company long-term incentive plan or program, such as shares paid out under the performance share program and vested restricted stock units, until their ownership guidelines are satisfied. The Committee periodically reviews the stock ownership guidelines and may make adjustments to these guidelines to the extent it believes such adjustments are appropriate. Progress toward targeted ownership levels may be taken into consideration in future grants to executives. Unvested RSUs are taken into consideration when determining if ownership guidelines have been achieved; unearned performance shares are not included nor are stock options, whether vested or unvested. Current stock ownership guidelines are as follows:

Position	Requirements
CEO	Shares with a fair market value equal to six times base salary
Executive Vice Presidents	Shares with a fair market value equal to three times base salary
Senior Vice Presidents and certain subsidiary senior officers	Shares with a fair market value equal to base salary

All of our NEOs are either at or above stock ownership guidelines or are well positioned to achieve compliance within the required time period.

Additionally, the Company has a policy prohibiting all employees, including the NEOs and members of our Board, from engaging in any hedging transactions involving our stock. We also prohibit pledging, or using as collateral, Company stock to secure personal loans or other obligations.

Window Trading and Rule 10b5-1 Trading Plans

Under the Company’s insider trading policy, officers may only purchase or sell ABM securities during “window” periods, which begin on the third business day following the date of each quarterly earnings announcement and end at the close of trading on the fifteenth day of the third month of the fiscal quarter. The only exception to this is for officers who have entered into a trading plan pursuant to SEC Rule 10b5-1.

NEOs are permitted to establish trading plans under Section 10b5-1 of the Securities Exchange Act during open trading windows. These plans enable an executive to diversify his or her holdings of Company stock during periods in which the executive would otherwise be unable to buy or sell such stock because he or she possessed material, nonpublic information about the Company. Any trading plan must be submitted in writing to the Company’s designated officer for review and approval prior to its effective date.

Compensation Recoupment (Clawback) Policy

The Board of Directors has adopted a policy relating to the recoupment of cash and equity compensation. The policy provides that, if the Company’s financial statements are the subject of a restatement due to misconduct, fraud or malfeasance, then, to the extent permitted by applicable law, the independent members of the Board, or a committee consisting of independent members of the Board designated by the Board, may, in their discretion, recover cash compensation paid to an executive officer of the Company or rescind or make other adjustments to an equity award made to an executive officer of the Company, including recovering cash proceeds relating to the sale or other disposition of an equity award, to the extent that the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company may seek to recover any amount determined to have been inappropriately received by the individual executive officer. In addition, it is the Board of Directors’ policy that if the independent members of the Board, or a committee consisting of independent members of the Board, determine that an employee who has received a cash incentive payment or an equity award has engaged in conduct constituting “cause” (such as serious misconduct, dishonesty, disloyalty, conviction of a felony or misdemeanor involving moral turpitude, or failure to substantially perform employment-related duties or responsibilities), the Board or such Committee may take such action it deems necessary to address such conduct, including recovery of cash incentive payments, rescission of equity grants made to the employee in the 36-month period prior to the date on which the Board or such Committee makes such determination and recovery of proceeds relating to the sale or other disposition of an equity award during such 36-month period.

Benefits and Perquisites

The NEOs are eligible for customary employee benefits, which include participation in ABM’s 401(k) Plan, as well as group life, health and accidental death and disability insurance programs and executive health examinations. These and certain other perquisites are set forth in the Summary Compensation Table.

Mr. McClure qualifies for benefits under the Supplemental Executive Retirement Plan (SERP), an unfunded retirement plan that was previously closed to new participants. Mr. McClure also participates in the Service Award Benefit Plan (SAB), which provides participants, upon termination of employment, with a minimum of seven days of pay for each year of employment between November 1989 and January 2002. Both the SERP and the SAB were closed to new participants prior to the employment of our other NEOs.

The NEOs are eligible to participate in ABM’s Employee Deferred Compensation Plan, which is an unfunded deferred compensation plan available to highly compensated employees. The Employee Deferred Compensation Plan benefits are shown in the “Nonqualified Deferred Compensation in Fiscal Year 2016” table, followed by a description of the plan. The Committee regularly reviews the benefits provided under this and other plans, and as a result of such a review, in January 2011, the Company entered into a trust agreement that will fund amounts due under the Employee Deferred Compensation Plan in the event of a change in control of ABM.

Change-in-Control and Severance Agreements

In order to assure continuity of ABM’s senior management in the event of a potential change-in-control, ABM has agreed to provide certain NEOs with “double-trigger” severance compensation should their employment with ABM be terminated following a change-in-control. The payment of severance compensation is predicated upon the occurrence of two triggering events: (1) the occurrence of a change-in-control and (2) either the involuntary termination of employment with ABM (other than for “cause” as defined in the change-in-control agreements) or the termination of employment with ABM by the executive for “good reason” as defined in the change-in-control agreements.

In addition, our NEOs may be eligible for severance benefits outside of a change-in-control under their employment agreements. The terms of these agreements are described under “Potential Benefits on Termination.”

Accounting and Tax Considerations

The Committee takes into consideration the accounting, tax and related financial implications to the Company and executives when designing compensation and benefit programs. From an accounting perspective, in general, base salary, annual cash incentive payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided, and equity-based compensation expense is recognized over the vesting period of the grant. Subject to the exceptions and limits described below, the Company deducts for federal income tax purposes payments of compensation and other benefits to executives. The Company does not deduct nonqualified deferred compensation until the year that the deferred compensation is paid to the executive.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1 million paid to the CEO or any of the three other most highly compensated executive officers (other than the chief financial officer), unless the compensation is paid based solely on the attainment of one or more preestablished objective performance goals and certain other requirements are met. While generally the Company intends to structure components of its compensation in a manner that would comply with Section 162(m), the Committee has the flexibility to pay nondeductible compensation if it believes it is in the best interests of the Company. The Company’s Executive Officer Incentive Plan and 2006 Equity Incentive Plan, both of which have been approved by the Company’s shareholders, have been designed to permit the Company to make incentive payments and awards of performance shares and stock options that are not subject to the deduction limits of Section 162(m). From time to time, the Committee or, in the case of the CEO, the CEO Committee, has awarded, and may in the future award, compensation that is not fully tax deductible.

Our change-in-control arrangements do not provide for tax gross-ups in the event that executives become subject to excise taxes under Section 4999 and Section 280G of the Internal Revenue Code as a result of receiving benefits in connection with a change in control of ABM.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed the Compensation Discussion and Analysis and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in ABM’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 and ABM’s 2017 Proxy Statement.

This report is provided by the following independent and outside directors, who comprise the Committee:

Sudhakar Kesavan, Chair

Linda Chavez

Thomas M. Gartland

Luke S. Helms

Maryellen C. Herringer

Additional Information about Executive Compensation

The following tables and accompanying narrative provide detailed information regarding the compensation of the NEOs.

2016 Summary Compensation Table

	Fiscal	Salary	Stock Awards(1)	Nonequity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Name	Year	($)	($)	($)	($)	($)	($)
Scott Salmirs(4)	2016	793,333	2,039,917	969,600	-	35,135	3,837,985
President and	2015	654,124	1,094,960	318,325	-	64,277	2,131,686
Chief Executive Officer
D Anthony Scaglione(4)	2016	466,666	615,542	405,883	-	22,770	1,510,861
Executive Vice President	2015	379,673	394,493	118,151	-	29,967	922,284
and Chief Financial Officer
James P. McClure	2016	708,470	3,080,066	651,837	15,241	20,341	4,475,955
Executive Vice President	2015	688,931	2,647,633	312,979	-	15,566	3,665,109
and Chief Operating Officer	2014	674,347	734,511	572,773	22,155	14,176	2,017,962
Sarah H. McConnell	2016	497,037	611,610	348,210	-	12,639	1,469,496
Executive Vice President,	2015	480,649	536,355	130,202	-	13,108	1,160,314
General Counsel and	2014	470,475	465,829	375,928	-	13,818	1,326,050
Corporate Secretary
Thomas J. Marano(5)	2016	509,995	389,928	263,314	-	45,514	1,208,751
President - Aviation

(1)

The value shown is the aggregate grant date value for performance share unit (PSU) and RSU awards computed in accordance with FASB ASC Topic No. 718, based on target levels of achievement (the probable outcome at grant), in the case of PSUs. A discussion of assumptions used in calculating these values may be found in Note 18, “Share-Based Compensation Plans,” in the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016. The maximum values for PSU awards granted in fiscal year 2016 under the 2016–2018 Performance Share Program are as follows: Mr. Salmirs, $2,279,948; Mr. Scaglione, $637,482; Mr. McClure, $1,140,462; Ms. McConnell, $723,330; and Mr. Marano, $539,936. The maximum values for PSU awards granted under the TSR-Based 2016–2018 Performance Share Program are as follows: Mr. Salmirs, $599,967; Mr. Scaglione, $178,049; Mr. McClure, $293,658; Ms. McConnell, $187,475; and Mr. Marano, $69,125. No stock options were granted in 2014, 2015 and 2016. As described in the CD&A, a portion of Mr. McClure’s 2015 performance share grant was rescinded and canceled in 2016 and replaced with another performance share grant that reflected his new responsibilities.

(2)	Amounts shown in this column represent annual performance-based cash payments under the CIP, as described in the CD&A.
(3)

For fiscal year 2016, represents: for Mr. Salmirs: ABM contributions to the 401(k) plan, $10,600; auto allowance, $425; TSA/registered traveler annual fee, $106; spousal/family travel, $4,187; value of realized dividend equivalents (DEUs) upon distribution of PSUs, $2,149; and value of realized DEUs upon distribution of RSUs, $17,668; for Mr. Scaglione: ABM contributions to the 401(k) plan, $10,600; auto allowance of $425; parking, $150; medical exam, $1,777; value of realized DEUs upon distribution of PSUs, $1,350; and value of realized DEUs upon distribution of RSUs, $8,468; for Mr. McClure: ABM contributions to the 401(k) plan, $10,600; TSA/registered traveler annual fee, $179; spousal/family travel, $3,581; medical exam, $609; and value of realized DEUs upon distribution of PSUs, $5,372; for Ms. McConnell: ABM contributions to the 401(k) plan, $10,600; and value of realized DEUs upon distribution of PSUs, $2,039; for Mr. Marano: ABM contributions to the 401(k) plan, $10,600; auto allowance of $10,200; parking, $3,600; TSA/registered traveler annual fee, $209; spousal/family travel, $8,379; home office expense, $37; value of realized DEUs upon distribution of PSUs, $9,698; and value of realized DEUs upon distribution of RSUs, $2,791.

(4)	For Messrs. Salmirs and Scaglione, only compensation for fiscal years 2015 and 2016 are shown because neither of these individuals was a named executive officer in fiscal year 2014.
(5)	For Mr. Marano, only compensation for fiscal year 2016 is shown because he was not a named executive officer in fiscal years 2015 or 2014.

Payments which may be made to an NEO upon certain terminations of employment pursuant to their respective employment agreements are described under “Potential Benefits on Termination,” beginning on page 41 of this Proxy Statement.

The following table shows payout ranges for the NEOs with respect to non-equity incentive plan awards under the CIP and equity incentive plan awards granted under the 2006 Equity Incentive Plan, as well as other information.

Grants of Plan-Based Awards During Fiscal Year 2016

Named Executive Officer	Grant Date	Committee Approval Date	RSU/PSU Grant Date FMV	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: # of Shares or Stock Units(3)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Scott Salmirs	n/a	n/a		400,000	800,000	1,340,000
	01/12/2016	01/12/2016	$27.15				20,994	41,988	83,976		1,139,974
	09/12/2016	09/06/2016	$53.71				3,724	7,447	11,171		399,978
	09/12/2016	09/06/2016	$38.76							12,899	499,965
D. Anthony Scaglione	n/a	n/a		166,250	332,500	556,938
	01/12/2016	01/12/2016	$27.15				5,870	11,740	23,480		318,741
	09/12/2016	09/06/2016	$53.71				1,105	2,210	3,315		118,699
	09/12/2016	09/06/2016	$38.76							4,595	178,102
James P. McClure	n/a	n/a		266,972	533,944	894,356
	01/12/2016	01/12/2016	$27.15				10,502	21,003	42,006		570,231
	06/06/2016	06/06/2016	$34.11				n/a	61,855	n/a		2,109,874
	09/12/2016	09/06/2016	$53.71				1,823	3,645	5,468		195,773
	09/12/2016	09/06/2016	$38.76							5,268	204,188
Sarah H. McConnell	n/a	n/a		150,000	300,000	502,500
	01/12/2016	01/12/2016	$27.15				6,661	13,321	26,642		361,665
	09/12/2016	09/06/2016	$53.71				1,164	2,327	3,491		124,983
	09/12/2016	09/06/2016	$38.76							3,224	124,962
Thomas J. Marano	n/a	n./a		128,121	256,241	416,392
	01/12/2016	01/12/2016	$27.15				3,131	6,261	12,522		169,986
	03/11/2016	03/08/2016	$31.06				1,610	3,219	6,438		99,982
	09/12/2016	09/06/2016	$53.71				429	858	1,287		46,083
	09/12/2016	09/06/2016	$38.76							1,906	73,877

(1)

Represents the annual cash incentive opportunity for fiscal year 2016. The target award was calculated by multiplying each NEO’s base salary by his or her target cash incentive compensation percentage. For fiscal year 2016, the maximum cash incentive compensation for each NEO was approximately 167% of target, except for Mr. Marano whose maximum cash incentive compensation was approximately 162% of target. Actual payments made for fiscal year 2016 are reported in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(2)

Except as otherwise noted, represents grants of PSUs under the 2016–2018 PSP and the 2016–2018 TSR PSP. PSUs granted under the 2016–2018 PSP (granted in January 2016 to each NEO and additionally to Mr. Marano in March 2016) are earned based on performance related to the three-year period from fiscal years 2016 to 2018, with vesting of the award to occur on January 12, 2019 and on September 12, 2019, if the NEO is an employee of the Company on the vesting date, except that pro rata vesting may apply in certain situations, as described under “Potential Benefits on Termination.” Amounts set forth in the column “Threshold” represent the number of shares that could be earned with respect to the 2016–2018 PSP if a minimum performance threshold for the performance period is achieved. No shares are earned for the applicable performance period if the minimum is not achieved. PSUs granted under the 2016–2018 TSR PSP (granted in September 2016) are earned based on performance during the period beginning on November 1, 2015 and ending on October 31, 2018, with vesting to occur on September 12, 2019 if the NEO is an employee of the Company on the vesting date, except that pro rata vesting may apply in certain situations, as described under “Potential Benefits on Termination.” Amounts set forth in the column “Threshold” with respect to the 2016–2018 TSR PSP represent the number of shares that could be earned if a minimum performance threshold for each performance period is achieved. If such minimum threshold is not attained, no shares would be earned. Dividend equivalents are credited on performance shares that have been earned, subject to the same vesting conditions as the underlying award. Mr. McClure received a one-time grant of PSUs in June 2016. Performance for this award is based on income from continuing operations for fiscal year 2017, as adjusted for certain items. Vesting occurs on October 31, 2017 if Mr. McClure is an employee of the Company on the vesting date.

(3)

Represents RSUs granted under the 2006 Equity Incentive Plan in fiscal year 2016. With respect to RSUs granted on September 12, 2016, 50% vest on the second anniversary of the grant date and 50% vest on the fourth anniversary of the grant date. When cash dividends are paid on ABM common stock, dividend equivalents are credited and converted into additional RSUs, subject to the same terms and conditions (including vesting conditions) as the underlying RSUs.

The following table shows the outstanding equity awards held by our NEOs at October 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards						Stock Awards
Named Executive Officer	Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9) ($)
Scott Salmirs	09/08/2010	(1)	4,501	0	21.49	09/08/2017	09/06/2013	2,847	(3)	111,261
	09/13/2011	(1)	6,239	0	19.09	09/13/2018	01/14/2014	4,646	(4)	181,566
	10/11/2012	(1)	10,971	0	18.31	10/11/2019	09/08/2014	3,217	(3)	125,720
	09/06/2013	(1)	5,774	1,925	25.30	09/06/2020	0908/2014	4,072	(6)	159,134
							01/15/2015	1,018	(4)	39,783	5,158	(5)	201,575
							09/08/2015	15,959	(3)	623,692
							09/08/2015				9,758	(7)	381,343
							01/12/2016				41,988	(5)	1,640,891
							09/12/2016	12,899	(3)	504,093
							09/12/2016				7,447	(7)	291,029
D. Anthony Scaglione	10/11/2012	(1)	5,713	0	18.31	10/11/2019	09/06/2013	1,397	(3)	54,595
	09/06/2013	(1)	2,830	944	25.30	09/06/2020	01/14/2014	2,940	(4)	114,895
							09/08/2014	1,217	(3)	47,560
							09/08/2014	1,540	(6)	60,183
							01/15/2015	385	(4)	15,046	1,950	(5)	76,206
							09/08/2015	5,147	(3)	201,145
							09/08/2015				3,852	(7)	150,536
							01/12/2016				11,740	(5)	458,799
							09/12/2016	4,595	(3)	179,573
							09/12/2016				2,210	(7)	86,367
James P. McClure	03/21/1995	(2)	0	4,000	5.63	n/a	09/06/2013	4,217	(3)	164,800
	12/16/1997	(2)	0	15,000	14.70	n/a	01/14/2014	11,594	(4)	453,094
	03/17/1998	(2)	0	5,000	18.30	n/a	09/08/2014	3,427	(3)	133,927
	12/19/2000	(2)	0	5,000	15.38	n/a	09/08/2014	10,123	(6)	395,607
	10/11/2012	(1)	8,447	0	18.31	10/11/2019	01/15/2015	1,518	(4)	59,323	7,690	(5)	300,525
	09/06/2013	(1)	6,649	6,649	25.30	09/06/2020	09/08/2015	8,150	(3)	318,502
							09/08/2015				6,099	(7)	238,349
							01/12/2016				21,003	(5)	820,797
							06/06/2016				61,855	(8)	2,417,293
							09/12/2016	5,268	(3)	205,873
							09/12/2016				3,645	(7)	142,447
Sarah H. McConnell	09/13/2011	(1)	10,401	0	19.09	09/13/2018	09/06/2013	1,581	(3)	61,785
	10/11/2012	(1)	12,857	0	18.31	10/11/2019	01/14/2014	7,353	(4)	287,355
	09/06/2013	(1)	7,479	2,494	25.30	09/06/2020	09/08/2014	3,043	(3)	118,920
							09/08/2014	3,852	(6)	150,536
							01/15/2015	963	(4)	37,634	4,877	(5)	190,593
							09/08/2015	5,147	(3)	201,145
							09/08/2015				3,852	(7)	150,536
							01/12/2016				13,321	(5)	520,585
							09/12/2016	3,224	(3)	125,994
							09/12/2016				2,327	(7)	90,939
Thomas J. Marano	09/06/2013	(1)	1,274	1,275	25.30	09/06/2020	09/06/2013	3,407	(3)	133,146
							01/14/2014	4,094	(4)	159,994
							09/08/2014	1,694	(3)	66,202
							09/08/2014	2,145	(6)	83,827
							01/15/2015	536	(4)	20,947	2,716	(5)	106,141
							09/08/2015	6,006	(3)	234,714
							09/08/2015				1,926	(7)	75,268
							01/12/2016				6,261	(5)	244,680
							03/11/2016				3,219	(5)	125,799
							09/12/2016	1,906	(3)	74,485
							09/12/2016				858	(7)	33,531

(1)	2006 Equity Incentive Plan. The options become exercisable with respect to 25% of the underlying shares on each anniversary date of the grant for four succeeding years.

(2)

Age-vested Options. The options become exercisable with respect to 50% of the underlying shares on the optionee’s 61st birthday, and 50% on the optionee’s 64th birthday, if still employed. Vested options expire one year after termination of employment. Mr. McClure will reach his 61st birthday on February 14, 2018 and his 64th birthday on February 14, 2021.

(3)

RSUs. Fifty percent of the RSUs vest on the second anniversary of the grant date and the remainder vest on the fourth anniversary of the grant date. When cash dividends are paid on ABM common stock, DEUs are credited and converted into additional RSUs, subject to the same terms and conditions (including vesting) as the underlying RSUs. The number of RSUs shown includes the dividend equivalents through October 31, 2016.

(4)

Performance Shares (Earned). Amounts shown include PSU awards under the 2014 and 2015 Performance Share programs that have been “earned” (i.e., the relevant performance period has passed) but remain unvested until the vesting date. These amounts were: 5,664 for Mr. Salmirs; 3,325 for Mr. Scaglione; 13,112 for Mr. McClure; 8,316 for Ms. McConnell; and 4,630 for Mr. Marano. PSUs granted under the 2014–2016 PSP vest, to the extent earned, on January 14, 2017; and PSUs granted under the 2015–2017 PSP vest, to the extent earned, on January 15, 2018.

(5)

Performance Shares (Unearned). Unearned PSUs are stated at target. PSUs will vest, to the extent earned, following the end of the applicable three-year performance period, on January 15, 2018 and January 12, 2019, as applicable.

(6)

TSR Shares (Earned). On September 8, 2014, TSR performance shares were granted under the 2014–2016 TSR PSP, as described under Compensation Discussion and Analysis. TSR awards will vest, to the extent earned, on September 8, 2017.

(7)

TSR Shares (Unearned). On September 8, 2015, TSR performance shares were granted under the 2015–2017 TSR PSP and on September 12, 2016, TSR performance shares were granted under the 2016–2018 TSR PSP, each as described under Compensation Discussion and Analysis. Unearned TSR awards are stated at target. TSR awards will vest, to the extent earned, on September 8, 2018 and September 12, 2019, respectively.

(8)

One-Time Equity Award. On June 6, 2016, Mr. McClure was granted PSUs which vest 100% on October 31, 2017, contingent upon the achievement of certain corporate financial objectives. In the event that the performance condition is not achieved, no vesting will occur.

(9)	Amounts shown are based on $39.08 per share, the closing price of ABM common stock on October 31, 2016.

The following table shows the amounts realized upon exercise of stock options and value received upon vesting in fiscal year 2016 of stock awards previously awarded.

Option Exercises and Stock Vested in Fiscal Year 2016

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting(1) ($)
Scott Salmirs	0	0	13,754		462,912
D. Anthony Scaglione	0	0	7,422		242,308
James P. McClure	6,649	47,873	25,175	(2)	796,153
Sarah H. McConnell	21,217	355,654	11,319	(3)	373,233
Thomas J. Marano	2,549	30,180	30,990		875,571

(1)

Amount consists of the closing price of ABM common stock on the date of exercise or vesting as applicable, less, in the case of options, the exercise price of the option, multiplied by the number of shares acquired on exercise or vesting.

(2)	Amount includes 8,912 RSUs deferred under ABM’s Employee Deferred Compensation Plan. Distribution of shares deferred until separation from service.
(3)	Amount includes 5,130 RSUs deferred under ABM’s Employee Deferred Compensation Plan. Distribution of shares deferred until separation from service.

Pension and Deferred Compensation Benefits

The following tables and accompanying footnotes and narrative describe benefits to the NEOs under the SAB, SERP and Employee Deferred Compensation Plan.

Pension Benefits at 2016 Fiscal Year-End

Named Executive Officer	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(3) ($)	Payment During Last Fiscal Year ($)
Scott Salmirs	n/a	n/a	n/a	n/a
D. Anthony Scaglione	n/a	n/a	n/a	n/a
James P. McClure	SAB(1)	12	82,115	0
	SERP(2)	10	182,229	0
Sarah H. McConnell	n/a	n/a	n/a	n/a
Thomas J. Marano	n/a	n/a	n/a	n/a

(1)

SAB, an unfunded service award benefit plan, is a “severance pay plan” as defined in the Employee Retirement Income Security Act (“ERISA”) and covers certain qualified employees. The plan provides participants, upon termination, with a minimum of seven days of pay for each year of employment between November 1989 and January 2002, payable in a lump sum. The amount of the payment is based on the final average W-2 compensation, up to a maximum of $175,000, received by the participant during his or her last three full years of full-time employment with ABM. The amount of payment under the plan, together with any other severance paid to the employee, cannot exceed two times the compensation received by the employee in the 12-month period preceding termination of employment. If the employee is terminated for cause, the employee forfeits any benefits payable under the plan. At the end of fiscal year 2016, 45 active employees were eligible to receive benefits under the plan.

(2)

Only Mr. McClure participates in the SERP, an unfunded retirement plan. Effective December 31, 2002, this plan was amended to preclude new participants. Vesting in the SERP occurs after ten years of eligible service. The retirement arrangements provide for monthly benefits for 10 years commencing upon retirement or age 65, whichever is later. Mr. McClure is fully vested in the SERP and will receive aggregate payments of $250,000 to be paid out 1/120 per month after the later to occur of his 65th birthday or his retirement.

(3)

The material assumptions used to calculate the net present value are included in Note 15, “Employee Benefit Plans,” in the Notes to Consolidated Financial Statements included in ABM’s Annual Report on Form 10-K for the year ended October 31, 2016, except for the assumed retirement age under the SAB plan which is 62, the age at which an individual is eligible for full benefits under the plan.

Nonqualified Deferred Compensation in Fiscal Year 2016

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)		ABM Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
Scott Salmirs	0		0	3,246	(3)	0	121,910	(5)
D. Anthony Scaglione	119,326	(1)	0	25,210	(3)(4)	0	483,077	(5)(6)
James P. McClure	603,470	(1)(2)	0	884,147	(3)(4)	0	5,648,148	(5)(6)
Sarah H. McConnell	328,184	(1)(2)	0	303,645	(3)(4)	0	2,282,428	(5)(6)
Thomas J. Marano	0		0	0		0	0

(1)

Cash deferrals under the Employee Deferred Compensation Plan are included in the Summary Compensation Table for each NEO. Amounts deferred during fiscal year 2016 by Mr. Scaglione were $119,326; by Mr. McClure were $255,362; and by Ms. McConnell were $125,448.

(2)

Includes value of deferred RSUs, granted and vested under the 2006 Equity Incentive Plan, on the date of vesting. The vesting date value for the deferred awards for Mr. McClure was $348,108, and for Ms. McConnell was $202,736. Grant date values for the deferred awards were reported in the Summary Compensation Table for the fiscal year in which the RSUs were granted.

(3)

Interest earned on cash deferrals under the Employee Deferred Compensation Plan. The interest rate in fiscal year 2015 averaged 2.99%. These amounts were not required to be included in the Summary Compensation Table because they are not above market.

(4)

Includes appreciation of value of ABM stock for equity deferrals. For deferrals in 2016, stock appreciation is from the date vesting to the end of the fiscal year. For deferrals in prior years, stock appreciation is from the prior fiscal year-end. Includes dividend equivalents earned on deferred shares.

(5)	Includes amounts included in the Summary Compensation Table for prior years.
(6)	Includes fiscal year-end value of shares deferred in prior years; includes dividend equivalents earned on deferred shares.

ABM’s Employee Deferred Compensation Plan is an unfunded deferred compensation plan available to the NEOs and other employees whose annualized base salary exceeds $145,000. A trust agreement was put into place in January 2011 to provide that, in the event of a “change-in-control” as defined in the plan, the trust will be funded in an amount necessary to cover liabilities under the plan.

The Employee Deferred Compensation Plan allows participants to make pretax contributions from 1% to 50% of their compensation, including base pay and bonuses. Elections to defer base salary must be made no later than December 31 of the year preceding the year in which deferral begins. Elections to defer performance-based bonuses must be made no later than six months prior to the end of the applicable performance period. Executives may elect to receive distributions from the Employee Deferred Compensation Plan following termination of employment or on specified in-service distribution dates. Distributions may be made in a single lump sum, four annual installments or 10 annual installments, based on earlier elections made in accordance with the plan provisions. In addition, if, upon termination, a participant wants to change his or her distribution, the change cannot be effective for at least 12 months, and the date of payment must be at least five years after the previously scheduled date of distribution. The Employee Deferred Compensation Plan also permits hardship distributions. Deferred amounts earn interest equal to the prime interest rate on the last day of the calendar quarter up to 6%. If the prime rate exceeds 6%, the interest rate is equal to 6% plus one-half of the excess prime rate over 6%, subject to an interest rate cap equal to 120% of the long-term applicable federal rate, compounded quarterly.

Certain executives may also elect to defer receipt of RSUs. Elections to defer receipt of RSUs must be made no later than December 31 of the year preceding the year in which any RSUs may be granted. The plan allows participants to defer up to 100% of their RSUs, and receive distributions in a lump sum, four annual installments or ten annual installments, based on earlier elections made in accordance with plan provisions.

Potential Benefits on Termination

We have entered into employment agreements with each of our NEOs. These agreements include severance benefits upon certain terminations, as further described below, and post-employment prohibitions on competition with the Company. The agreements with Messrs. Salmirs, Scaglione and McClure expire on October 31, 2017, unless renewed by the Company. If the Company does not offer to renew the agreements upon materially similar terms and conditions, the individual will be eligible to receive a lesser amount of severance benefits.

We also have entered into change-in-control agreements with each NEO other than Mr. Marano, which provide additional severance benefits in the event of a termination following a change in control. These “double-trigger” change-in-control benefits under our equity plan are described below and do not include any excise tax gross-up.

The following tables and accompanying narrative contain information with respect to potential payments to NEOs upon specified terminations of employment after a change-in-control, resignation or retirement, termination without cause, and death or disability, assuming the termination occurred on October 31, 2016. Because the information is based on arrangements in effect on such date, Ms. McConnell is included in the following tables, although she did not receive any of these benefits upon her departure in January 2017.

Potential Payments upon Qualifying Terminations of Employment

Following a Change-in-Control

The following table estimates potential payments for Messrs. Salmirs, Scaglione, McClure and Marano, and Ms. McConnell if there had been a change-in-control and either the executive had been terminated involuntarily or the executive had terminated employment for “good reason” effective October 31, 2016. Mr. Marano does not have a change-in-control agreement and so would receive the amounts set forth below under “Potential Payments upon Termination Without Cause”.

Named Executive Officer	Unpaid Bonus for 2016(1) ($)	Severance Compensation(2) ($)	Health and ERISA Welfare Benefits(3) ($)	Equity Grants Vesting(4) ($)	Total(6) ($)
Scott Salmirs	800,000	4,000,000	106,692	4,286,598	9,193,290
D. Anthony Scaglione	332,500	1,615,000	12,366	1,457,913	3,417,779
James P. McClure	533,944	2,491,741	106,692	6,464,076	9,596,453
Sarah H. McConnell	300,000	1,600,000	13,446	1,970,391	3,883,837
Thomas J. Marano	n/a	n/a	n/a	1,376,303	1,376,303

(1)	Amount is target bonus at fiscal year-end 2016.
(2)	Multiple of the sum of base salary and target bonus for the year in which the change-in-control occurs.
(3)

For Messrs. Salmirs and McClure, amounts include the terms of their employment agreements, which provide that the Company will pay $10,000 per year for ten years to be used towards the purchase of health insurance, as well as estimated cost for welfare benefits for an 18-month period. For each of the other NEOs, other than Mr. Marano, amount shown is estimated cost for health and welfare benefits for an 18-month period.

(4)

Intrinsic value is based on $39.08 per share, the closing price of ABM common stock on October 31, 2016. For PSUs, amounts shown reflect vesting at target or, where applicable, at achievement levels to date.

(5)

Amounts do not include pension benefits at fiscal year-end or the aggregate balance at fiscal year-end of nonqualified deferred compensation. These amounts are reflected in the above tables captioned “Pension Benefits at 2016 Fiscal Year-End” and “Nonqualified Deferred Compensation in Fiscal Year 2016.” Amounts also do not include potential accrued but unused vacation and any unpaid base salary for employment through termination date. Amounts shown are subject to reduction, as described below.

The change-in-control agreements with the NEOs provide that, if a change-in-control occurs during the term of the agreement, the executive will receive the following benefits upon involuntary termination (other than for cause) or resignation for good reason (such as material changes in position or compensation) prior to the second anniversary of the change-in-control:

•	lump sum payment equal to a multiple of the sum of base salary and target bonus (which multiple is 2.5 for Mr. Salmirs, and 2.0 for Messrs. Scaglione and McClure, and Ms. McConnell);

•	continuation of all health benefits or reasonably equivalent benefits for 18 months following the date of termination; and
•

lump sum payment of any unpaid incentive compensation that was earned, accrued, allocated or awarded for a performance period that ended prior to the termination date, and lump sum payment of any pro rata portion of any target amount for any unpaid incentive compensation for the performance period in which the termination takes place.

A “change-in-control” of the Company occurs in any of the following scenarios:

•

any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act) (i) is or becomes the beneficial owner of more than 35% of the combined voting power of the stock of the Company or succeeds in having nominees as directors elected in an election contest and (ii) within 18 months after either such event, individuals who were members of the Board of Directors of the Company immediately prior to either such event cease to constitute a majority of the members of the Board of Directors;

•	a majority of the Board of Directors ceases to be composed of incumbent directors;
•	a merger or similar business combination;
•	a sale of substantially all of the Company’s assets; or
•	a liquidation of the Company.

Equity grants held by the NEOs prior to fiscal year 2006 vest upon a change-in-control as defined in the applicable plan. Equity grants under our 2006 Equity Incentive Plan vest upon a change-in-control only if they are not assumed by an acquirer, except that stock options vest monthly pro rata (based on the number of months of service over the vesting period) if the change-in-control occurs less than one year after the grant. Equity grants that are assumed or continued by the acquirer become fully vested if the recipient is terminated without cause within 12 months following the change-in-control.

None of our NEOs have excise tax gross-ups. Instead, payments and benefits under the change-in-control agreements (as well as under all other agreements or plans covering the NEOs, including any equity award, plan or agreement) are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments,” but only if the reduction would increase the net after-tax amount received by the named executive officer (the modified cap), with one exception. The exception is that any reduction may be made to the extent the NEO would be entitled to receive, on a net after-tax basis, at least 90% of the severance payment he or she would otherwise be entitled to under the change-in-control agreement or under any other agreement. In consideration for the protection afforded by the change-in-control agreements, the NEOs agreed to noncompetition provisions.

Potential Payments upon Retirement

The following table estimates potential payments for Messrs. Salmirs, Scaglione, McClure and Marano, and Ms. McConnell if the NEO had retired or, if applicable, resigned from employment with ABM effective October 31, 2016.

Named Executive Officer	Health Benefit Payments(1) ($)	Equity-Based Grants that Vest Upon Retirement(2) ($)	Total(3) ($)
Scott Salmirs	100,000	0	100,000
D. Anthony Scaglione	0	0	0
James P. McClure	100,000	1,179,071	1,279,071
Sarah H. McConnell	0	0	0
Thomas J. Marano	0	446,183	446,183

(1)

The employment agreements for Messrs. Salmirs and McClure provide that, in the event of retirement or voluntary resignation, the Company will pay $10,000 per year for ten years to be used towards the purchase of health insurance.

(2)

Messrs. McClure and Marano are retirement-eligible. Intrinsic value is based on $39.08 per share, the closing price of ABM common stock on October 31, 2016. Amounts shown only reflect vesting upon retirement, as unvested equity does not vest upon resignation of employment. For PSUs, amounts shown reflect vesting at target or, where applicable, at achievement levels to date.

(3)

Amounts do not include pension benefits at fiscal year-end or the aggregate balance at fiscal year-end of nonqualified deferred compensation. These amounts are reflected in the above tables captioned “Pension Benefits at 2016 Fiscal Year-End” and

“Nonqualified Deferred Compensation in Fiscal Year 2016.” Amounts also do not include accrued but unused vacation pay and any unpaid base salary for employment through the termination date.

RSUs and stock option grants under the 2006 Equity Incentive Plan vest monthly pro rata (based on number of months of service over the vesting period) in the event of retirement. Stock option grants made prior to the adoption of the 2006 Equity Incentive Plan are canceled to the extent not vested upon such a termination of employment. An individual who retires during a performance period that has not been completed prior to retirement will receive a pro rata number of performance shares (based on the number of months of service over the performance period) on the vesting date for such performance shares, to the extent such performance shares are achieved under applicable performance objectives.

Potential Payments upon Termination without Cause

The following table estimates potential payments for each NEO if the NEO’s employment with ABM had been terminated without cause (outside of a change-in-control) effective October 31, 2016.

Named Executive Officer	Unpaid Bonus for 2016(1) ($)	Severance Payment ($)	Company Portion of Medical Benefits(2) ($)	Equity Grants Vesting as a Result of Termination(3) ($)	Total(4) ($)
Scott Salmirs	800,000	3,200,000	100,000	555,443	4,655,443
D. Anthony Scaglione	332,500	1,211,250	5,676	254,703	1,804,129
James P. McClure	533,944	1,868,806	100,000	986,042	3,488,792
Sarah H. McConnell	300,000	1,200,000	6,755	555,439	2,062,194
Thomas J. Marano	256,241	768,725	0	306,186	1,331,152

(1)	Amount is target bonus at fiscal year-end 2016.
(2)

For Messrs. Salmirs and McClure, amounts are based on the terms of their employment agreements, which provide that the Company will pay $10,000 per year for ten years to be used towards the purchase of health insurance. Amounts shown for Mr. Scaglione and Ms. McConnell are based on the estimated cost for health insurance for an 18-month period.

(3)

None of the equity awards outstanding at October 31, 2016 provides for vesting upon termination without cause other than in connection with a change-in-control, with the exception that performance share awards granted after December 2013 vest pro rata to the date of termination of employment, based on actual performance.

(4)

Amounts do not include pension benefits at fiscal year-end or the aggregate balance at fiscal year-end of nonqualified deferred compensation. These amounts are reflected in the above tables captioned “Pension Benefits at 2016 Fiscal Year-End” and “Nonqualified Deferred Compensation in Fiscal Year 2016.” Amounts does not include accrued but unused vacation pay and any unpaid salary for employment through termination date.

Under his employment agreement, Mr. Salmirs would receive 2.0 times the sum of his base salary and target cash incentive compensation and $10,000 per year for a ten-year period for health insurance if he is terminated without “Just Cause” prior to the expiration of the term of his employment agreement. Under the terms of their respective employment agreements and in connection with a termination by the Company without cause, Messrs. Scaglione and McClure, and Ms. McConnell would each receive 1.5 times the sum of base salary plus target bonus, and Mr. Marano would receive 1.0 times the sum of base salary plus target cash incentive compensation. In addition, Mr. McClure would receive $10,000 per year for a ten-year period for health insurance. Mr. Scaglione and Ms. McConnell would also receive an amount equal to the Company’s portion of medical insurance for the length of the severance period, not to exceed 18 months. Messrs. Scaglione, McClure and Marano, and Ms. McConnell would also receive an amount equal to the executive’s target cash incentive compensation, prorated based on the fraction of the fiscal year that had been completed prior to the date of termination, based on the Company’s actual performance for the entire fiscal year.

Potential Payments upon Death or Disability

The following table estimates potential payments for Messrs. Salmirs, Scaglione, McClure and Marano, and Ms. McConnell if the NEO had been terminated due to death or disability on October 31, 2016.

Named Executive Officer	Unpaid Bonus for 2016(1) ($)	Health Benefit Payments(3) ($)	Equity Grants Vesting(3) ($)	Total(4)(5) ($)
Scott Salmirs	800,000	100,000	1,220,876	2,120,876
D. Anthony Scaglione	332,500	0	462,654	795,154
James P. McClure	533,944	100,000	1,992,549	2,626,493
Sarah H. McConnell	300,000	0	786,496	1,086,496
Thomas J. Marano	256,241	0	534,206	790,447

(1)	Amount is target bonus at fiscal year-end 2016.
(2)

For Messrs. Salmirs and McClure, amounts are based on the terms of their employment agreements, which provide that the Company will pay $10,000 per year for ten years to be used towards the purchase of health insurance and that in the event that Mr. Salmirs or Mr. McClure dies prior to the end of the ten-year term, the Company will pay the respective spouse $10,000 per year until the earlier of her death or the end of the ten-year term.

(3)

Intrinsic value is based on $39.08 per share, the closing price of ABM common stock on October 31, 2016. Amount reflects the partial vesting of equity grants, as a result of death or disability on October 31, 2016.

(4)

In addition, ABM provides accidental death and dismemberment insurance for each of the NEOs (with coverage equal to two times base salary, up to a maximum of $750,000), as well as $150,000 business travel insurance coverage.

(5)

Amounts do not include pension benefits at fiscal year-end or the aggregate balance at fiscal year-end of nonqualified deferred compensation. These amounts are reflected in the above tables captioned “Pension Benefits at 2016 Fiscal Year-End” and “Nonqualified Deferred Compensation in Fiscal Year 2016.”

Equity grants under the 2006 Equity Incentive Plan vest monthly pro rata (based on the number of months of service over the vesting period) in the event of death or disability. Stock option grants prior to the 2006 Equity Incentive Plan do not provide for vesting in the event of death or disability, except under certain plans that provide for vesting of options granted after April 19, 1999, if the optionee is at least age 64 and dies while in the service of ABM.

PROPOSAL 3—ADVISORY VOTE ON FREQUENCY OF

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR EVERY “1 YEAR” ON PROPOSAL 3

This Proposal No. 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which the Company must include executive compensation information in the Proxy Statement for that meeting). Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

Recommendation of the Board:

The Board recommends that shareholders vote for every “1 year” on Proposal No. 3.

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PROPOSAL 4—RATIFICATION OF

APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

The Audit Committee has selected KPMG LLP, a registered public accounting firm and ABM’s independent registered public accounting firm for fiscal year 2016, as ABM’s independent registered public accounting firm for the fiscal year ending October 31, 2017.

The Board is asking shareholders to ratify the selection of KPMG LLP as ABM’s independent registered public accounting firm for fiscal year 2017. Although current law, rules, and regulations as well as the Charter of the Audit Committee require that ABM’s independent registered public accounting firm be selected and supervised by the Audit Committee, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of KPMG LLP for ratification by shareholders as a matter of good corporate practice. In the event that this selection of the independent registered public accounting firm is not ratified by shareholders, the Audit Committee will review its future selection of an independent registered public accounting firm. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

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AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee reviews ABM’s financial reporting process on behalf of the Board and selects ABM’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm retained by the Audit Committee is responsible for performing an independent, integrated audit of ABM’s consolidated financial statements and an audit of the effectiveness of ABM’s internal control over financial reporting, and for reporting the results of their audit to the Audit Committee. The Audit Committee reviews and monitors these processes.

The Board adopted a written charter for the Audit Committee, which is reviewed periodically. The Charter of the Audit Committee is available on ABM’s website under “Governance” at http://investor.abm.com/governance.cfm. Within the framework of its Charter, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair presentation of ABM’s results in its fiscal year 2016 consolidated financial statements. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The management of ABM has affirmed to the Audit Committee that ABM’s fiscal year 2016 audited consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America. The Audit Committee also discussed with ABM’s internal auditor and independent registered public accounting firm, the overall scope and plans for their respective audits, their evaluation of ABM’s internal control over financial reporting and the overall quality of ABM’s financial reporting processes.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (PCAOB) standards. The Audit Committee has reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm’s independence from the Company. The Audit Committee has reviewed the services provided by ABM’s independent registered public accounting firm and has considered whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee has concluded that the independent registered public accounting firm is independent from ABM and its management.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in ABM’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016.

Audit Committee

Anthony G. Fernandes, Chair

J. Philip Ferguson

Thomas M. Gartland

Winifred M. Webb

Principal Accounting Firm Fees and Services

The following table presents fees for professional services rendered by KPMG LLP for the integrated audit of ABM’s consolidated financial statements and internal control over financial reporting during the fiscal years ended October 31, 2016 and 2015, and fees for other services rendered by KPMG LLP during those periods.

	2016	2015
Audit fees(1)	$5,496,900	$4,914,923
Audit-related fees(2)	872,050	166,955
Tax fees(3)	151,144	77,197
Total	$6,520,094	$5,159,075

(1)

Audit fees consisted of fees for audit work performed for the independent integrated audit of ABM’s consolidated financial statements and internal control over financial reporting, and the reviews of the financial statements contained in ABM’s quarterly reports on Form 10-Q.

(2)

Audit-related fees consisted principally of fees for the audit of the carve-out financial statements of the Security business, audits of financial statements of certain employee benefit plans, statutory audits and consents, and due diligence services.

(3)	Tax fees consisted of fees for tax compliance and consulting services.

Policy on Preapproval of Independent Registered Public Accounting Firm Services

The Audit Committee’s policy requires that the Audit Committee preapprove audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its preapproval authority to the Chairman of the Audit Committee or any other member of the Audit Committee. All of the services for which fees were disclosed in the table above were preapproved under the Audit Committee’s preapproval policy.

GENERAL INFORMATION

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons.” Related persons are directors and executive officers and their immediate family members or shareowners owning 5% or greater of our outstanding common stock and their immediate family members.

The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the SEC’s rules, specifically, any transaction involving the Company in which:

(i)	the amount involved exceeded $120,000; and
(ii)	a related person had a direct or indirect material interest.

Under our policy, transactions with any person who falls into any of the above categories at any time during a fiscal year of the Company are subject to the Policy, even if the person has ceased to have such status during the year.

Prior to entering into a transaction, a related person must provide the details of the transaction to the designated officer, including the relationship of the person to the Company, the dollar amount involved and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The designated officer notifies the Board and submits the proposed transaction to the Board for consideration. The Board then considers the transaction and makes a determination of materiality.

Mr. Steele is a former director. He retired as an officer and employee of ABM in October 2000 and as a director of the company in March 2016. Pursuant to his previous employment agreement, ABM provides Mr. Steele with $150,000 in life insurance coverage for the remainder of his life and pays certain club dues for Mr. Steele, which in fiscal year 2016 amounted to $100.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires ABM’s directors, officers and persons who own more than 10% of a registered class of ABM’s securities to file reports of beneficial ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the reporting forms and representations of its directors and officers, ABM believes that since the beginning of fiscal year 2016, all forms required to be filed by its executive officers and directors under Section 16(a) were filed on a timely basis, with the exception of a filing for a transaction by each of Dean Chin and Ms. McConnell, which, in each case, was filed one day late due to an administrative error.

Equity Compensation Plan Information

Plan Category	Number of Securites to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securites Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securitites Reflected in Column (a)) (c)(3)

Equity compensation plans approved by security holders	2,292,215	$17.74	3,310,295

Equity compensation plans not approved by shareholders	0	n/a	0

TOTAL	2,292,215	$17.74	3,310,295

(1)	Includes 987,554 and 931,241 shares that may be issued to settle outstanding restricted stock units and performance share units at target, respectively.
(2)	The weighted average exercise price in column (b) does not take into account the awards in note (1) above, which do not have an exercise price.
(3)	Includes 1,089,170 shares available for issuance under the Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares and percentage of outstanding shares of ABM common stock beneficially owned as of December 31, 2016, by the persons or entities known to ABM to be beneficial owners of more than 5% of the shares of ABM common stock outstanding as of December 31, 2016. Except as noted, each person has sole voting and investment power over the shares shown in the table.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	6,907,082	12.43%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	3,042,772	5.47%
Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	4,334,651	7.80%

(1)	Based on a total of 55,541,460 shares of ABM common stock outstanding as of December 31, 2016.
(2)

Share ownership is as of December 31, 2016. Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 9, 201. BlackRock indicated in the filing sole voting power over 6,751,344 shares and sole dispositive power for all shares.

(3)

Share ownership is as of December 31, 2015. Based on a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 9, 2016. Dimensional indicated in the filing sole voting power over 2,960,210 shares and sole dispositive power for all shares.

(4)

Share ownership is as of December 31, 2015. Based on a Schedule 13G filed by The Vanguard Group (“Vanguard”) with the Securities and Exchange Commission on February 10, 2016. Vanguard indicated in the filing sole voting power over 71,125 shares, sole dispositive power over 4,263,126 shares and shared dispositive power over 71,525 shares

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares and percentage of outstanding shares of ABM common stock beneficially owned as of December 31, 2016, by each named executive officer, each director and nominee and all directors and executive officers as a group. Except as noted, each person has sole voting and investment power over the shares shown in the table.

Name(1)	Direct Shares	Total Shares(2)	% of Total Outstanding
Linda Chavez	4,316	15,894	*
J. Philip Ferguson	19,752	27,638	*
Anthony G. Fernandes	2,961	40,527	*
Art A. Garcia	0	0
Thomas M. Gartland	433	5,418	*
Luke S. Helms	58,579	72,222	*
Maryellen C. Herringer	126,481	155,049	*
Sudhakar Kesavan	9,148	17,034	*
Thomas J. Marano	984	16,552	*
Lauralee E. Martin	433	5,418	*
James P. McClure	11,813	122,242	*
Sarah H. McConnell	20,507	67,749	*
Filippo Passerini	0	0
Scott Salmirs	17,613	57,764	*
D. Anthony Scaglione	12,370	27,956	*
Winifred M. Webb	0	8,619	*
Executive officers and directors as a group (20 persons)(3)	313,576	708,347	1.3%

*Does not exceed 1% of the common shares outstanding.

(1)	Unless otherwise indicated, the address of each of the beneficial owners is ABM Industries Incorporated, One Liberty Plaza, 7th Floor, New York, New York 10006.
(2)	Includes unvested RSUs; vested RSUs, the receipt of which has been deferred; earned performance shares; and vested stock options exercisable on or within sixty days of December 31, 2016.
(3)	Includes those persons who were executive officers and directors on December 31, 2016.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE 2017 ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of ABM Industries Incorporated, a Delaware corporation, of proxies to be voted at our 2017 Annual Meeting of Shareholders and at any adjournment or postponement of the Annual Meeting.

This Notice of 2017 Annual Meeting and Proxy Statement and a proxy or voting instruction card are being mailed or made available to shareholders starting on or about February 8, 2017.

When and where will the Annual Meeting be held?

The Meeting will take place on March 8, 2017, beginning at 10:00 a.m., Eastern Time, at the Company’s worldwide headquarters at One Liberty Plaza, 7th Floor, New York, New York 10006.

What do I need to do to attend the Annual Meeting?

All shareholders of record as of the record date, January 11, 2017, or their proxy holders, are welcome to attend the Annual Meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the Annual Meeting, follow the instructions on your proxy card or via the Internet (www.proxyvote.com) to tell us that you plan to attend. When you arrive at the meeting, please look for the “Shareholders’ Welcome Desk,” where you will be asked for photo identification in order to receive your admittance card.

If you hold your shares in street name and you decide to attend, you must bring to the meeting a copy of your bank or brokerage statement evidencing your ownership of ABM Industries Incorporated common stock as of the record date. Please go to the “Shareholders’ Welcome Desk” and provide the bank or brokerage statement, as well as your photo identification, in order to obtain an admittance card.

No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting. The use of mobile devices, photography or recording of the event is strictly prohibited.

Who is entitled to vote at the annual meeting?

Holders of ABM common stock at the close of business on January 11, 2017, are entitled to receive the Notice of 2017 Annual Meeting and Proxy Statement and to vote their shares at the Meeting. As of that date, there were 55,577,446 shares of the Company’s common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with ABM’s transfer agent, Computershare, you are the “shareholder of record” of those shares. This Notice of 2017 Annual Meeting and Proxy Statement and any accompanying materials have been provided directly to you by ABM.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this Notice of 2017 Annual Meeting and Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

You may vote at the annual meeting by proxy or in person.

If you are a “holder of record” (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by telephone, on the Internet or by attending the meeting and voting in person. In addition, you may vote by mail using the enclosed proxy card.

If you hold your shares in “street name” (that is, if you hold your shares through a broker, bank or other holder of record), the voting instruction card explains which voting options are available to you. As the beneficial owner of shares held in street name, you have the right to direct your bank or broker how to vote your shares, and it is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “nonroutine” items. In the case of a nonroutine item, your shares will be considered “broker non-votes” on that proposal. If you want to vote in person at the annual meeting, you must obtain a power of attorney or proxy from your broker, bank or other holder or record authorizing you to vote. You must bring this power of attorney or proxy to the meeting.

Your vote is important.

What can I do if I change my mind after I vote?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to our Corporate Secretary;
•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or
•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record and following their instructions for how to do so.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

Can I access the 2017 proxy materials and the 10-K for fiscal year 2016 on the Internet?

This Notice of 2017 Annual Meeting and Proxy Statement and the 10-K for fiscal year 2016 are available on our website at www.abm.com. Instead of receiving future Proxy Statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts to enroll in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Meeting will be available, at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting, by contacting our Corporate Secretary between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at One Liberty Plaza, 7th Floor, New York, New York 10006.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under NYSE rules.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory vote to approve executive compensation, or the advisory vote on the frequency of the advisory vote to approve executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of ABM stock issued and outstanding and entitled to vote at the ABM Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Election of Directors	Majority of
	Votes Cast	No
Advisory Vote to Approve	Majority of
Executive Compensation	Votes Cast	No
Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation	Majority of Votes Cast	No
Ratification of KPMG LLP	Majority of
	Votes Cast	Yes

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast under our Bylaws.

Election of Directors

Under our Bylaws and our Corporate Governance Principles, directors must be elected by a majority of the votes cast in uncontested elections, such as the election of directors at the Annual Meeting. This means that the number of shares voted “for” a director’s election must exceed 50% of the number of votes cast for that director’s election. Votes cast includes votes “for,” votes “against” and votes to withhold authority with respect to that director’s election, but excludes any abstentions or broker non-votes. Any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation. In a contested election, the required vote would be a plurality of votes cast.

Advisory Vote to Approve Executive Compensation

Under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation

Approval of the frequency of the advisory vote to approve executive compensation requires the favorable votes of a majority of votes cast, unless none of the frequency choices receives a majority, in which case, the choice that receives the plurality of votes cast will be considered approved. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

Ratification of the Selection of KPMG LLP

Under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” any choice in this proposal.

How will my shares be voted at the Annual Meeting?

At the Meeting, the Proxy Committee appointed by the Board of Directors will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

•	FOR the election of each of the director nominees named in this Proxy Statement;
•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers;
•	FOR the approval, on an advisory basis, of a vote every “1 year” to approve the compensation of our Named Executive Officers; and
•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.

Could other matters be decided at the Annual Meeting?

The Board is not aware of any matters that are expected to come before the 2017 Annual Meeting other than those referred to in this Proxy Statement (see “Other Business” below).

If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors will have the discretion to vote for you on such matters and intends to vote the proxies in accordance with its best judgment.

Who will pay for the cost of this proxy solicitation?

ABM will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission.

Who will count the votes?

Broadridge Financial Solutions, Inc. will be the proxy tabulator, and IVS Associates, Inc. will act as the inspector of election.

What is “householding” and how does it affect me?

Shareholders who hold their shares in the name of their bank or broker and live in the same household as other shareholders may receive only one copy of this Proxy Statement. This practice is known as “householding.” If you hold your shares in your broker’s name and would like additional copies of these materials, please contact your broker. If you receive multiple copies and would prefer to receive only one, please contact your broker.

How do I communicate with the Board?

You may communicate with our entire Board or the independent directors as a group by sending an e-mail to boardofdirectors@abm.com or by writing to Board of Directors, ABM Industries Incorporated, One Liberty Plaza, 7th Floor, New York, New York 10006. Our Corporate Secretary will forward all communications relating to ABM’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate directors.

In addition, we maintain a Compliance Hotline that is available 24 hours a day, seven days a week, to receive calls, e-mails and letters to report a concern or complaint, anonymous or otherwise. The Compliance Hotline can be reached at 1-877-253-7804, or online at www.abmhotline.ethicspoint.com.

OTHER BUSINESS

The Board is not aware of any matters that are expected to come before the 2017 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the Proxy Committee intends to vote the proxies in accordance with its best judgment.

The Chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws and the procedures described below under “Submission of Shareholder Proposals for 2018 Annual Meeting.”

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

The table below summarizes the requirements for shareholders who wish to submit proposals or director nominations for the 2018 Annual Meeting of Shareholders. Shareholders are encouraged to consult Rule 14a-8 of the Securities Exchange Act of 1934 and our Bylaws, as appropriate, to see all applicable information.

Under SEC rules, if a shareholder wants us to include a proposal in our 2018 proxy materials for presentation at our 2018 Annual Meeting of Shareholders, then the proposal must be received at our principal executive offices at One Liberty Plaza, 7th Floor, New York, New York 10006, Attention: Corporate Secretary, by October 11, 2017. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act).

	Proposals for inclusion in 2018 Proxy Statement	Other proposals/nominees to be presented at the 2018 Annual Meeting*
Type of proposal	SEC Rules permit shareholders to submit proposals for inclusion in our 2018 Proxy Statement by satisfying the requirements set forth in Rule 14a-8 of the Exchange Act

Shareholders may present proposals for director nominations directly at the 2018 Annual Meeting (and not for inclusion in our proxy materials) by satisfying the requirements set forth in Article II, Section 2.5 and Article III, Section 3.7 of our Bylaws**

When proposal must be received by the Company	No later than the close of business on October 11, 2017	No earlier than November 8, 2017, and no later than December 8, 2017
Where to send	By mail:Office of the Corporate Secretary One Liberty Plaza, 7th Floor New York, NY 10006
What to include	The information required by Rule 14a-8	The information required by our Bylaws

*

Any proposal without the required notice will not be considered properly submitted under our Bylaws. Any proposal that is received by us after December 8, 2017 will not be considered filed on a timely basis under Rule 14a-4(c)(1). Proposals that are not properly submitted or timely filed will not be presented at the Annual Meeting. For such proposals that are properly submitted and timely filed, SEC rules permit management to retain discretion to vote proxies we receive, provided that (1) we include in our Proxy Statement advice on the nature of the proposal and how we intend to exercise our voting discretion; and (2) the proponent does not issue a Proxy Statement.

**	Our Bylaws are available in the corporate governance section of our website at: http://investor.abm.com/corporate-governance.cfm.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

(in millions, except for per share amounts)	Years Ended October 31,
	2016	2015
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
Adjusted income from continuing operations	$99.2	$92.9
Items impacting comparability:
Gain from equity investment(a)	1.4	-
CEO/CFO change(b)	-	(4.5)
Self-insurance adjustment	(31.6)	(38.9)
Rebranding	-	(0.7)
U.S. Foreign Corrupt Practices Act investigation(c)	(0.2)	(0.2)
Onsite realignment	-	(1.2)
Restructuring and related(d)	(28.6)	(11.7)
Acquisition costs	(1.8)	(0.9)
Litigation and other settlements(e)	(10.1)	(8.1)
Impairment loss on Government business	(22.5)	-
Total items impacting comparability	(93.5)	(66.3)
Income tax benefit(f)	56.6	27.5
Items impacting comparability, net of taxes	(36.8)	(38.8)
Income from continuing operations	$62.3	$54.1

	Years Ended October 31,
	2016	2015
Reconciliation of Adjusted EBITDA to Net Income
Adjusted EBITDA	$212.2	$206.0
Items impacting comparability	(93.5)	(66.3)
Net (loss) income from discontinued operations	(5.1)	22.2
Income tax (provision) benefit	10.4	(18.3)
Interest income from energy efficient government buildings(g)	1.3	-
Interest expense	(10.4)	(10.2)
Depreciation and amortization	(57.7)	(57.1)
Net income	$57.2	$76.3

	Years Ended October 31,
	2016	2015
Reconciliation of Adjusted Income from Continuing Operations per Diluted Share to Income from Continuing Operations per Diluted Share
Adjusted income from continuing operations per diluted share	$1.74	$1.62
Items impacting comparability, net of taxes	(0.65)	(0.68)
Income from continuing operations per diluted share	$1.09	$0.94
Diluted shares	56.9	57.4
(a)	The Company's share of a gain associated with property sales completed by one of its investments in a low income housing partnership.
(b)	Represents severance and other costs related to the departure of our former CEO and CFO.
(c)	Represents legal and other cost incurred in connection with an internal investigation into a foreign entity affiliated with a former joint venture partner.
(d)	Represents costs for 2020 Vision Transformation Initiative, net of the reversal of certain share-based compensation costs.
(e)

Full year 2016 amount includes costs related to a reserve established for an outstanding client receivable that is being litigated, and based on recent unfavorable developments, a significant portion of the outstanding receivable amount is no longer deemed collectible.

(f)	Full year 2016 amount includes a tax benefit of $18.4 million, primarily related to expiring statutes of limitations.
(g)	Adjusted EBITDA does not include interest income for certain long term energy contracts, in which case a gross up of both interest income and interest expense is being recorded.

A-1

ABM INDUSTRIES INCORPORATED ONE LIBERTY PLAZA 7TH FLOOR NEW YORK, NY 10006 VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:E16384-P85340 KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.ABM INDUSTRIES INCORPORATED The Board of Directors recommends you vote FOR each of the following nominees: 1. Election of Directors For Against Abstain 1a. Anthony G. Fernandes ! 1b. Thomas M. Gartland ! 1c. Winifred Markus Webb ! The Board of Directors recommends you vote FOR proposals 2 and 4 and 1 YEAR on proposal 3: For Against Abstain 2. Advisory vote to approve executive compensation.  1 Year 2 Years 3 Years Abstain 3. Advisory vote on the frequency of an advisory vote to approve executive compensation. For Against Abstain 4. Ratification of the selection of KPMG LLP as ABM Industries lncorporated's independent registered public accounting firm for fiscal year 2017. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report on Form 10-K for the Fiscal Year Ended October 31, 2016 are available at www.proxyvote.com. E16385-P85340 ABM Building Value THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 8, 2017 The undersigned hereby appoints Linda Chavez, Sudhakar Kesavan, and Scott Salmirs and each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this card, all the shares of common stock of ABM Industries Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of ABM to be held on March 8, 2017, or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting. The undersigned also appoints these persons, in their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 4, AND 1 YEAR FOR PROPOSAL 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side